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Oshkosh Corporation
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 Proxy Statement and Notice of 2016 Annual Meeting of Shareholders February 2, 2016 Oshkosh, Wisconsin

Our MOVE strategy We are focused on capturing and improving our historical share in a market recovery. We continue to work on improving sales, inventory, and operations planning and sales capture processes to more effectively respond to customers’ needs. Also, we continue to focus on staying close to our customers by providing high-quality customer service through our extensive parts and service support programs. We are focused on optimizing our cost and capital structure to provide value for customers and shareholders by aggressively attacking product, process and overhead costs and opportunistically using strong free cash flow to return capital to shareholders or invest in acquisition opportunities. We expect to more efficiently utilize our manufacturing facilities; increase inventory turns; reduce product, process and overhead costs; reduce manufacturing lead times and new product development cycle times; and increase operating income margins over the next several years. We seek to expand sales and margins by leading our core markets in the introduction of new or improved products and new technologies. Business development teams actively pursue new customers in targeted countries in Asia, Eastern Europe, the Middle East, Latin America and Africa. In pursuit of this strategy, we opened sales and service offices in recent years in Russia, India, Saudi Arabia, China and Japan to pursue opportunities in each of those countries. In addition, we recently added to our sales and aftermarket personnel in multiple countries in Europe, Latin America, Asia and the Middle East. M O V E Market Recovery and Growth Optimize Cost and Capital Structure Value Innovation Emerging Market Expansion

Dear Fellow Oshkosh Corporation Shareholder: December 15, 2015 On behalf of our Board of Directors, we thank you for the opportunity to serve you, our shareholders. We know that we are here because you have entrusted us to protect your interests in this business. As we conduct the activities of this Board, we are focused on staying in touch with you. We work with management to listen to your perspectives and to bring those perspectives to our decision making. We would like to highlight several topics that may be of interest to our shareholders: Board composition and shareholder proxy access, compensation, and communication with the Board. Board Composition and Shareholder Proxy Access One of the most important roles for our Board is to ensure that our Board of Directors is comprised of persons with the skills and qualifications necessary to oversee a global business selling highly complex products to diverse customers. For this reason, the issue of Board composition and refreshment is a priority for our Board. Refreshing our Board with new viewpoints and new ideas, while ensuring experienced Directors continue to bring their perspectives, is critical to our success. Since 2010, eight new Directors have been elected to our Board and all of our Board Committees have new members and new Chairs. Two of those new Directors were added since July of this fiscal year, and Wilson Jones, Mr. Szews’ successor as CEO, will join the Board on January 1, 2016. Throughout this time, we have also benefited from the highly-informed counsel of our Directors with longer tenures. We encourage you to review the skills and qualifications of our nominees for the Board of Directors. We think you will be impressed by them both individually and as a group with vast experiences and diversity of backgrounds that contribute to their strength as a Board. We expect to continue to see the benefits of refreshment of our Board as new, highly capable, diverse members join the Board in future years. As noted, we value our shareholders’ views and appreciate their guidance on key issues. In particular, we have been evaluating proxy access and how best to enhance our shareholders rights in this regard. After listening to our shareholders, we learned that there are many different views on this topic. We carefully collected those perspectives and proactively developed and adopted a by-law that we believe fully addresses concerns we heard and that will protect the long-term interests of all our shareholders. We believe this is an important and positive governance initiative. Compensation Our compensation programs are structured to pay for performance. While we achieved solid results in fiscal year 2015 in the face of tough market conditions and built a foundation for future growth, we did not meet our consolidated operating income target which is directly reflected in lower incentive compensation earned in fiscal year 2015 for our executives and participating employees. OSHKOSH CORPORATION 2015 Proxy Statement

It should be noted that, in fiscal year 2012, Mr. Szews asked not to be granted a performance share award to help manage operating expenses and help ensure appropriate equity compensation awards could be used for retention of a talented team during that difficult time. As a result of that decision, Mr. Szews did not receive any payout under that program in fiscal year 2015. Meaningful dialogue with our shareholders has reaffimed our belief that our compensation programs are sound and appropriately reward employees for producing strong results, consistent with the Company’s strategy. We are particularly pleased that the shareholders’ advisory vote last year on our executive compensation was 97% favorable. Communications with the Board The Board is committed to engaging with shareholders and encourages an open dialogue about topics of interest to our shareholders. We value your input, your investment and your support. You are welcome to contact the Board, in care of the Office of the Secretary, Oshkosh Corporation, 2307 Oregon Street, Post Office Box 2566, Oshkosh, WI 54903-2566. Your trust and confidence are very much appreciated. Sincerely, Charles L. Szews Chief Executive Officer Richard M. Donnelly Chairman of the Board OSHKOSH CORPORATION 2015 Proxy Statement

Notice of Annual Meeting of Shareholders

WHEN:
February 2, 2016
8:00 a.m. (Central Standard Time)

WHERE:
Oshkosh Convention Center
2 North Main Street
Oshkosh, Wisconsin 54901

AGENDA:

1. To elect twelve directors;
2. To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2016;
3. To approve, by advisory vote, the compensation of our named executive officers;
4. To vote on a shareholder proposal, if it is properly presented at the Annual Meeting; and
5. To consider and act on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

December 15, 2015

The 2016 Annual Meeting of Shareholders of Oshkosh Corporation will be held at the Oshkosh Convention Center, 2 North Main Street, Oshkosh, Wisconsin 54901 on Tuesday, February 2, 2016, at 8:00 a.m. (Central Standard Time) for the purposes listed as Agenda items on this Notice.

Only Oshkosh Corporation shareholders of record at the close of business on December 11, 2015 are eligible to vote at the Annual Meeting.

Your vote is very important. Even if you plan to attend the Annual Meeting, please vote your shares as soon as possible, either online or by phone as directed in the Notice of Internet Availability of Proxy Materials or by returning a completed proxy card in the envelope provided. Even if you vote in advance, you are still entitled to attend and to vote in person at the Annual Meeting. If you vote at the Annual Meeting, that vote will have the effect of revoking any prior vote.

By Order of the Board of Directors,



Ignacio A. Cortina
Senior Vice President, General Counsel and Secretary

Your vote is important, so please cast your vote as soon as possible by:

Internet at www.proxyvote.com	Toll-free from the United States or Canada to 1-800-690-6903	Mailing the signed proxy or voting instruction form	In person at the Annual Meeting

OSHKOSH CORPORATION 2015 Proxy Statement

Table of Contents PROXY STATEMENT General Information About the Annual Meeting and Voting 1 Additional Information Regarding the Annual Meeting 4 SUMMARY INFORMATION 5 Annual Meeting of Shareholders 5 Voting Matters 5 Business Highlights 5 The Four Key Components of Our MOVE Strategy 7 Effective Execution of our MOVE Strategy Under Difficult Conditions 8 PROPOSAL 1: ELECTION OF DIRECTORS 10 Background to Board’s Recommendation for Director Nominees 10 Director Criteria, Background and Experience 11 Summary of Director Qualifications and Experience 11 Board of Director Nominees – Committees 12 Board Recommendation 19 DIRECTOR COMPENSATION 20 Retainer and Meeting Fees 21 Stock Awards 21 Deferred Compensation Plan 21 Stock Ownership Guidelines for Directors 21 GOVERNANCE OF THE COMPANY 22 Board of Directors Independence 22 Meetings of the Board of Directors 22 Shareholder Engagement and Say-on-Pay 22 Communicating with the Board of Directors 22 Committees of the Board of Directors 22 Audit Committee 23 Governance Committee 23 Human Resources Committee 24 Corporate Governance Documents 25 Policies and Procedures Regarding Related Person Transactions 25 Oversight of Risk Management by the Board of Directors 25 Independent Chairman of the Board 26 Majority Voting for Director Election 26 Succession Planning 26 PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM 27 Report of the Audit Committee 27 Audit and Non-Audit Fees 27 Pre-Approval of Services by the Independent Registered Public Accounting Firm 28 Board Recommendation 28 STOCK OWNERSHIP 29 Stock Ownership of Directors, Executive Officers and Other Large Shareholders 29 Section 16(a) Beneficial Ownership Reporting Compliance 30 COMPENSATION DISCUSSION AND ANALYSIS 31 Executive Summary 31 Introduction and Overview 31 Business Highlights 31 OSHKOSH CORPORATION 2015 Proxy Statement i

Table of Contents Pay for Performance 31 Say-On-Pay and Changes to the Fiscal Year 2016 Compensation 32 Oversight of the Human Resources Committee 32 Compensation Philosophy and Objectives 32 Annual Compensation Plans Design Review 33 Determining Pay Levels 33 Compensation Decisions for Fiscal Year 2015 34 Base Salary 34 Annual Cash Incentive Awards 34 Annual Cash Incentive Awards – Operating Income 35 Operating Income-Results that Impacted 2015 35 Annual Cash Incentive Awards – Return on Invested Capital 35 ROIC – Results that Impacted 2015 36 Annual Cash Incentive Award – Results that Impacted 2015 37 Equity-Based Long-Term Incentive Awards 37 TSR – Results that Impacted 2015 38 Retirement Benefits 39 Deferred Compensation 39 Certain Benefits 40 Executive Employment and Other Agreements 40 Executive Incentive Compensation Recoupment Policy 41 Stock Ownership Guidelines for Executive Officers 42 Tax Treatment of Compensation 42 Relation of Our Compensation Policies and Procedures to Risk Management 42 Conclusion 42 Human Resources Committee Report 42 COMPENSATION TABLES 43 2015 Summary Compensation Table 43 2015 Grants of Plan Based Awards 44 Outstanding Equity Awards at 2015 Fiscal Year End 45 2015 Option Exercises and Stock Vested 47 2015 Pension Benefits 47 2015 Non-Qualified Deferred Compensation 48 Potential Payments Upon Termination or Change in Control 49 COMPENSATION RELATED AGREEMENTS 53 Key Executive Employment and Severance Agreements 53 Stock Option Agreements 54 Performance Share Awards 54 Restricted Stock Units 54 Annual Cash Incentive Awards 55 Oshkosh Corporation Executive Retirement Plan 55 Defined Contribution Executive Retirement Plan 55 Deferred Compensation Plans 56 Executive Employment Agreement with Mr. Szews 56 PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS 57 Board Recommendation 58 PROPOSAL 4: SHAREHOLDER PROPOSAL 59 Board Recommendation 60 ATTACHMENT A: NON-GAAP FINANCIAL MEASURES 63 OSHKOSH CORPORATION 2015 Proxy Statement ii

General Information About the Annual Meeting and Voting Q&A—ANNUAL MEETING AND VOTING PROCEDURES Q: Why am I receiving these materials? A: This Proxy Statement relates to the solicitation by our Board of Directors of proxies to be voted at our 2016 Annual Meeting of Shareholders, and at any adjournments or postponements of the Annual Meeting. We mailed our Notice of Internet Availability of Proxy Materials and we are making available this Proxy Statement on December 15, 2015, to all Oshkosh shareholders of record as of the close of business on December 11, 2015, the record date for voting at the Annual Meeting. Q: Who can attend the Annual Meeting? A: The Annual Meeting is for our shareholders of record as of the close of business on December 11, 2015, and invited guests. Q: Who is eligible to vote? A: All persons who own our Common Stock as of the close of business on December 11, 2015, are eligible to vote at the Annual Meeting. There were 73,097,878 shares of Common Stock outstanding and eligible to vote on that date. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. Q: What constitutes a quorum for the Annual Meeting? A: A quorum consisting of a majority of the votes represented by the outstanding shares of our Common Stock is needed to carry on the business of the Annual Meeting. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are counted as present in determining whether there is a quorum. Q: How many votes are required to pass each of the proposals? A: This table shows the votes required for each proposal: Proposal Vote to pass Excluded from “votes cast” Election of directors The twelve nominees who receive the most votes of all votes cast will be elected Abstentions, votes withheld, and broker non-votes Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending September 30, 2016 The votes cast “for” must exceed the votes cast “against” Abstentions Advisory vote on executive compensation The votes cast “for” must exceed the votes cast “against” Abstentions and broker non-votes Shareholder proposal The votes cast “for” must exceed the votes cast “against” Abstentions Q: Who is soliciting my vote? A: In this Proxy Statement, our Board is soliciting your vote for matters being submitted for shareholder approval at the Annual Meeting. Giving us your proxy means that you authorize the individuals identified on the proxy card to vote your shares at the Annual Meeting in the manner you direct. If any matters not shown on the proxy card are properly brought before the Annual Meeting, the proxy holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion. OSHKOSH CORPORATION 2015 Proxy Statement 1

GENERAl INfORmATION AbOuT THE ANNuAl mEETING AND VOTING | Q&A—Annual Meeting and Voting Procedures Q: How does the Board recommend shareholders vote? A: The Board unanimously recommends that you vote: S FOR the election of all twelve nominees to the Board of Directors; S FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2016; S FOR the proposal to approve, by advisory vote, the compensation of our named executive officers; and S AGAINST the shareholder proposal, if it is properly presented at the Annual Meeting. Q: How do I know if I am a shareholder of record and a beneficial owner of shares? A: If your Common Stock is held directly in your name with our transfer agent, Computershare Shareowner Services, you are considered a “shareholder of record” with respect to those shares. If this is the case, the Notice of Internet Availability of Proxy Materials has been provided directly to you. If your Common Stock is held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name”. If this is the case, you should have received the Notice of Internet Availability of Proxy Materials and a voting instruction form from your broker, bank or other nominee. As a beneficial owner, you cannot submit a proxy card to us directly, but you have the right to tell your bank, broker or other nominee how to vote your shares. The voting instruction form you received will not be accepted for voting purposes at the Annual Meeting. Q: Will my shares be voted if I do nothing? A: If you are a shareholder of record, you must submit your proxy in any of the ways stated below under “How do I vote” for your shares to be voted. If you return a proxy card by mail, or vote your shares via the internet or telephone, but do not give voting instructions, your shares will be voted in accordance with the recommendations of our Board. If you are a beneficial owner of shares held in “street name”, your bank, broker or other nominee may not vote your shares at the Annual Meeting on “non-routine matters”, as defined by the New York Stock Exchange, unless you have given voting instructions. Of the four proposals that will be considered at the Annual Meeting, only the ratification of the appointment of Deloitte & Touche LLP as our Company’s independent registered public accounting firm is considered a routine matter. If you do not give voting instructions to your broker, bank or other nominee, your shares will not be voted in the election of directors, on the advisory vote regarding executive compensation or on the shareholder proposal. OSHKOSH CORPORATION 2015 Proxy Statement 2

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING | Q&A—Annual Meeting and Voting Procedures

Q: How do I vote?

A: There are four ways to vote:

You can vote your shares online as instructed in the Notice of Internet Availability of Proxy Materials or in the voting instruction form you received from your bank, broker or other nominee. The Internet procedures are designed to authenticate your identity and to allow you to vote and confirm that your instructions have been properly recorded.

You can vote your shares using a toll-free telephone number as instructed in the Notice of Internet Availability of Proxy Materials or in the voting instruction form you received from your bank, broker, or other nominee. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your instructions have been properly recorded.

If you are a shareholder of record and you received a paper copy of a proxy card, you may vote your shares by completing the proxy card and mailing it in the accompanying pre-addressed envelope. Proxy cards submitted by mail must be received before the Annual Meeting begins for your shares to be voted. If you are a beneficial owner and you received a voting instruction form from your bank, broker, or other nominee, you should follow those instructions.

If you are a shareholder of record, you may vote your shares in person at the Annual Meeting. Beneficial owners of shares held in street name can vote in person at the Annual Meeting only with a legal proxy from the broker or other agent who holds the shares. Be sure to bring that proxy to the Annual Meeting. If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote. Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance.

Q: What if I receive more than one Notice of Internet Availability of Proxy Materials?

A: If you received more than one Notice of Internet Availability of Proxy Materials, you may hold shares of Oshkosh Common Stock in more than one account. To ensure that all your votes are counted, please vote using one of the methods described above for each account in which you hold shares.

Q: How can I revoke my proxy?

A: If you are a shareholder of record, you can change your vote or revoke your proxy at any time before the Annual Meeting by doing any of the following: (1) vote again by telephone or online; (2) execute and deliver a valid proxy with a later date; (3) notify our Secretary in writing (at Secretary, Oshkosh Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566) that you revoke your proxy; or (4) vote in person at the Annual Meeting.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your bank, broker, or other nominee in accordance with that entity's procedures, or you can obtain a proxy from the entity that holds your shares and vote in person at the Annual Meeting.

If you vote more than once with respect to the same shares, only the last-dated vote will be counted; each previous vote will be disregarded.

Q: How do I vote if I am an employee participating in the Oshkosh Corporation Employee Stock Purchase Plan?

A: If you participate in our Employee Stock Purchase Plan, you are a shareholder of record and can vote using any of the methods described above under "How do I vote?"

Q: Who counts the votes?

A: The independent inspector of election will tabulate the votes cast at the Annual Meeting.

OSHKOSH CORPORATION 2015 Proxy Statement 3

GENERAl INfORmATION AbOuT THE ANNuAl mEETING AND VOTING | Additional Information Regarding the Annual Meeting ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING Additional matters to come before the Annual Meeting Pursuant to our by-laws, a shareholder who wished to nominate a candidate for election to our Board of Directors or to present business at the Annual Meeting, other than a shareholder’s proposal pursuant to Rule 14a-8, was required to submit written notice that our Secretary received no later than October 28, 2015. Shareholders cannot raise these matters for the first time at the Annual Meeting. We did not receive any advance Board nominations or notice of any other business, and management knows of no matters other than those discussed in this Proxy Statement that are likely to be brought before the Annual Meeting. In the event any other matter properly comes before the Annual Meeting, the individuals named in the forms of proxy will vote the shares represented by each such proxy as directed by the Board or, if there is no such direction, in accordance with their judgment. Shareholders intending to present business at the 2017 Annual Meeting Shareholder proposals All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (Rule 14a-8) for presentation at the 2017 Annual Meeting must be addressed to the attention of our Secretary, at P.O. Box 2566, Oshkosh, Wisconsin 54903-2566 and received at our offices by August 17, 2016, to be included in next year’s proxy statement. Shareholder director nominations or other business We recently amended our by-laws to include a proxy access provision. Under our by-laws, shareholders who meet the requirements set forth in our by-laws may under certain circumstances include a specified number of director nominees in our proxy materials. Among other things, shareholders desiring to utilize this process for the 2017 Annual Meeting must give written notice to our Secretary between July 18 and August 17, 2016. A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or to nominate a director at the 2017 Annual Meeting, other than pursuant to our new by-law provisions, must give written notice to our Secretary between October 6, 2016 and October 31, 2016 and must otherwise comply with applicable by-law provisions. We are not required to present any proposal or consider any nomination received outside of that time frame at the 2017 Annual Meeting (other than a proposal pursuant to Rule 14a-8 or a nomination pursuant to our new by-law provisions). The Governance Committee will consider individuals recommended by shareholders for nomination to serve on the Board if the nominating shareholder complies with the additional procedures for recommendations described below under “Governance of the Company — Governance Committee”. Delivery of proxy materials The Notice of Annual Meeting of Shareholders, this Proxy Statement, and our 2015 Annual Report to Shareholders are available online at www.ProxyVote.com. If you share an address with one or more other beneficial owners of our Common Stock, you may collectively receive a single copy of our Notice of Internet Availability of Proxy Materials, Annual Report to Shareholders, and Proxy Statement. We will promptly deliver additional copies of these documents on request to Ms. Margaret Wacholtz, Oshkosh Corporation, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566, (920) 235-9151 ext. 22889. Proxy solicitation matters We will bear the cost of soliciting proxies, including printing and mailing this Proxy Statement and the Notice of Internet Availability of Proxy Materials. Proxies may be solicited personally, by email, by mail or by telephone by certain of our directors, officers, regular employees or representatives. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy solicitation materials to, and obtaining voting instructions from, beneficial owners of Oshkosh Common Stock. Additionally, we have retained Innisfree M&A Incorporated, a proxy solicitation firm, to help us solicit proxies for the Annual Meeting. We will pay Innisfree M&A Incorporated a fee of $15,000, plus reimbursement of out-of-pocket expenses. OSHKOSH CORPORATION 2015 Proxy Statement 4

Summary Information



To assist you in reviewing the proposals to be considered at the Annual Meeting, we call your attention to the following information, which includes information about our fiscal year 2015 financial performance. For more complete information, please review our 2015 Annual Report and this entire Proxy Statement.

ANNUAL MEETING OF SHAREHOLDERS

WHERE:
Oshkosh Convention Center
2 North Main Street
Oshkosh, Wisconsin 54901

WHEN:
Tuesday, February 2, 2016
8:00 a.m. (Central Standard Time)

VOTING MATTERS

Agenda Item	Board Voting Recommendation	Where to find more information
1. To elect twelve directors	**FOR** each nominee	Page 10
2. To ratify the appointment of Deloitte & Touche LLP, an independent registered accounting firm, as our independent auditors for the fiscal year ending September 30, 2016	**FOR** the ratification	Page 27
3. To approve, by advisory vote, the compensation of our named executive officers	**FOR** the resolution	Page 57
4. To vote on a shareholder proposal, if it is properly presented at the Annual Meeting	**AGAINST** the proposal	Page 59
5. To consider and act on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof		

BUSINESS HIGHLIGHTS

Oshkosh Corporation is a leading global specialty vehicle and vehicle body manufacturer with a long and impressive record of growth. Our products, which are known for enhancing the performance of our customers at work, high quality, safe operation and reliability on the job, are used around the world in difficult and challenging environments. Our brands are generally the sales leaders in their respective markets, and we are proud to be a globally-focused company that is essential in the workplace as evidenced by our mantra, "Moving the World at Work".

OSHKOSH CORPORATION 2015 Proxy Statement 5

SummARy INfORmATION | Business Highlights Since fiscal year 1997, our sales and operating income have grown at compound annual growth rates of 12.9% and 15.7%, respectively. Although U.S. Defense spending has steadily declined over the last few years, leading to a significant downturn in what historically was our largest segment, Defense, we are successfully executing on our MOVE strategy, our Company’s roadmap for driving performance and creating value for shareholders. While we did not achieve our September 2012 Analyst Day targets for EPS in fiscal year 2015, we outperformed many of our peers over this period and delivered solid adjusted EPS of $3.021 in fiscal year 2015, representing an approximate compound annual growth rate of 10% from adjusted EPS of $2.301 in fiscal year 2012. We achieved this as we endured a sharp downturn in U.S. Defense spending that caused our Defense sales to fall from $3.95 billion in fiscal year 2012 to $940 million in fiscal year 2015. We also weathered a mid-cycle dip in access equipment demand beginning in our third quarter of fiscal year 2015. Importantly, we believe we set the foundation in fiscal year 2015 for our Defense business to contribute significantly higher earnings beginning in fiscal year 2016. We have been actively expanding the number of variants of our Mine Resistant Ambush Protected All Terrain Vehicle (M-ATV) and marketing them to global allies. In fiscal year 2016, we expect to sell approximately 1,000 additional M-ATVs. Further, we continue to pursue opportunities to sell thousands of additional M-ATVs over the next several years. Also, the historic award of the $6.7 billion U.S. Joint Light Tactical Vehicle (JLTV) contract in August 2015 strengthens our long-term outlook for the Company. The Oshkosh JLTV provides a leap forward in tactical wheeled vehicle performance for our brave men and women in uniform, and we are honored to continue to serve them. We believe the JLTV award provides a strong, long-term growth catalyst for Oshkosh’s Defense business, both domestically and for international markets. Not only did we set a strong foundation for our Defense business in fiscal year 2015, we also sustained both revenue growth and margin improvement in our Fire & Emergency and Commercial segments in fiscal year 2015. Overall, our MOVE strategy continued to deliver margin enhancement. (1) This Proxy Statement includes non-GAAP results. See “Non-GAAP Financial Measures” in Attachment A to this Proxy Statement for a reconciliation to GAAP results. OSHKOSH CORPORATION 2015 Proxy Statement 6

SummARy INfORmATION | The Four Key Components of Our MOVE Strategy are: THE FOUR KEY COMPONENTS OF OUR MOVE STRATEGY ARE: We are focused on capturing and improving our historical share in a market recovery. While our markets have experienced some recovery in recent years, the recovery has been slower than anticipated. We continue to work on improving sales, inventory, and operations planning as well as sales capture actions to more effectively respond to customers’ needs. Also, we continue to focus on staying close to our customers by providing high-quality customer service through our extensive parts and service support programs. Market Recovery and Growth We are focused on optimizing our cost and capital structure to provide value for customers and shareholders by aggressively attacking product, process and overhead costs and using strong free cash flow to opportunistically return capital to shareholders or invest in acquisition opportunities. Our customer-centric Oshkosh Operating System (OOS) provides the framework for our lean enterprise approach that allows us to deliver premium product features, high quality and low product life cycle costs for customers. Despite numerous headwinds, we significantly exceeded our target for fiscal year 2015 of improving the Company’s operating income margin by 250 basis points compared to fiscal year 2012. Additionally, we repurchased 4.9 million shares or 6.1% of our outstanding shares in fiscal year 2015, signaled additional share repurchases in fiscal year 2016 and increased our dividend rate 12% in November 2015. Optimize Cost and Capital Structure We seek to expand sales and profit margins by leading our core markets in the introduction of new and improved products and new technologies. In fiscal year 2015, we accelerated the pace of new product launches, allowing us to deliver more than our goal of $350 million of incremental annual revenue from new product launches compared to fiscal year 2012. Value Innovation We expect to grow our international business and in 2012 set a target of 25% of our revenues from international markets by fiscal year 2015. We did not achieve that target primarily due to weaker global markets and the strong U.S. dollar which caused our growing international sales to translate into fewer U.S. dollars and reduced the competitiveness of our exports. However, we have realized success as we actively pursue new customers in targeted countries in Asia, Eastern Europe, the Middle East, Latin America and Africa. In pursuit of this strategy, we opened sales and service offices in recent years in Russia, India, Saudi Arabia, China and Japan to pursue opportunities in each of those countries. We have expanded our international sales of M-ATVs. 21% (23% on a constant currency basis) of our revenues came from sales outside of the United States in fiscal year 2015, compared to 21.8% in fiscal year 2012. Emerging Market Expansion OSHKOSH CORPORATION 2015 Proxy Statement 7 M O V E

SummARy INfORmATION | Effective Execution of Our MOVE Strategy Under Difficult Conditions. EFFECTIVE EXECUTION OF OUR MOVE STRATEGY UNDER DIFFICULT CONDITIONS. In fiscal year 2015, the Company faced two difficult conditions. First, the multi-year decline in U.S. Defense spending caused our Defense sales and earnings to fall to trough, marginally profitable levels, consistent with our expectations. However, we did not anticipate a broad-based decline in construction equipment sales in North America during a period of improving residential and nonresidential spending. This decline in fiscal year 2015 was caused by a number of contributing factors including severe weather in the northeastern U.S. and rains across the southern U.S. which shortened the construction season and a decline in oil and gas construction activity. This led to sales declines in our access equipment and concrete mixer businesses in the second half of our fiscal year which impacted our ability to achieve our long-term target for fiscal year 2015 EPS. Despite these difficult conditions, we delivered solid results in fiscal year 2015 and believe we set the foundation for improved earnings performance in fiscal year 2016. Highlights of our fiscal year 2015 performance include: • Exercised prudent capital allocation. We sustained smart capital allocation by repurchasing 4.9 million shares or 6.1% of our outstanding shares in fiscal year 2015 and announcing a 12% dividend increase effective in November 2015 consistent with our goal of increasing the dividend at a double digit rate across the economic cycle. We expect to fund further share repurchases and cash dividends in fiscal year 2016 through a combination of expected cash flow from operations and cash on hand. Since 2012, when we launched our MOVE strategy, we have returned more than $900 million in cash to shareholders through share repurchases and cash dividends, including the repurchase of more than 20 million shares of our common stock, representing approximately 21% of our shares. Delivered higher sales and margins in our Fire & Emergency and Commercial segments. Due largely to market share gains, in marginally improving markets, we grew sales by 7.8% and 12.9% in our Fire & Emergency and Commercial segments, respectively, in fiscal year 2015. Importantly, by executing our strategic growth roadmaps for each segment, we increased the operating income margins of those segments by 190 and 40 basis points, respectively, which yielded a combined 35% increase in the operating income of these two segments. The improvement in Commercial segment operating income margin was muted by investments intended to raise margins further in fiscal year 2016. Set foundation for Defense segment earnings recovery in fiscal year 2016. As a result of extensive efforts over multiple years expanding the number of M-ATV variants and marketing them globally, we expect to sell approximately 1,000 M-ATVs in fiscal year 2016. Further, we continue to pursue opportunities to sell thousands of additional M-ATVs over the next several years. Achieved historic award of JLTV contract. We believe the historic award of the $6.7 billion JLTV contract positions our Defense business for strong performance over the next eight years. The JLTV will become the tactical workhorse for transporting the next generation of U.S. soldiers and Marines on the battlefield. Advanced deployment of the Oshkosh Operating System. During the past three years, we provided foundational training for more than 11,000 employees and contractors in elements of OOS. We believe OOS provides us with the tools to deliver on our growth roadmap and will continue to do so for the foreseeable future as our customer-first culture becomes more deeply ingrained in our Company. • • • • We believe Oshkosh is positioned to perform well for all stakeholders over the next few years. There will be challenges, and we expect a soft start to fiscal year 2016, but overall we expect to grow earnings and cash flow in fiscal year 2016 and have a positive long-term outlook. We believe Oshkosh has leading brands in all our markets and excellent long-term prospects. Our Defense portfolio, which now includes the JLTV and new M-ATV variants, is experiencing growing global demand due to ongoing conflicts and emerging threats. We expect increased penetration of access equipment in developing global markets and sustained construction growth in North America to lead to solid years ahead for JLG, the global leader in access equipment. And, our Fire & Emergency and Commercial segments have realistic growth roadmaps. The segments work well together to leverage procurement, technology and customer synergies and should remain leaders in their markets. With the evolution of the MOVE strategy and Oshkosh Operating System, Oshkosh has created an innovative, continuously improving culture focused on serving and delighting customers. This should lead to greater levels of customer satisfaction and further margin enhancement. * * * * OSHKOSH CORPORATION 2015 Proxy Statement 8

SummARy INfORmATION | Effective Execution of Our MOVE Strategy Under Difficult Conditions. This Proxy Statement, including the “Business Highlights” sections and the accompanying letter to shareholders, contain statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding our future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this Proxy Statement, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies; the Company’s estimates of access equipment demand which, among other factors, are influenced by historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (“DoD”) and international defense customer procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; risks related to the Company’s future defense segment depending upon the outcome of a competitor’s protest or similar challenge of the JLTV production contract award to the Company; the Company’s ability to finalize an international contract for a significant quantity of M-ATVs, with the majority of the units sold in fiscal year 2016; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. OSHKOSH CORPORATION 2015 Proxy Statement 9

Proposal 1 ELECTION OF DIRECTORS BACKGROUND TO BOARD’S RECOMMENDATION FOR DIRECTOR NOMINEES Board composition, refreshment and diversity are priorities for our shareholders as well as for our Board. Our Board will seek to provide orderly refreshment of the Board while sustaining strong board composition and diversity. We define diversity broadly, to include the personal attributes of the individual directors as well as their various careers, areas of expertise and their tenure on the Board. Our Board continues to review the size of the board and its composition to accommodate outstanding candidates while retaining the balance of skills and attributes needed to oversee our Company’s complex, global operations. On September 15, 2015, Charles L. Szews, our current Chief Executive Officer and a member of our Board of Directors, notified our Company of his intent to retire from each of these positions effective December 31, 2015. As a result of Mr. Szews’ intention to retire as Chief Executive Officer, on the same day the Board acted to elect Wilson R. Jones, our current President and Chief Operating Officer, as Chief Executive Officer effective January 1, 2016. The Board also acted to elect Mr. Jones as a member of the Board, effective January 1, 2016, to fill the vacancy created by Mr. Szews’ retirement from the Board. As a result, Mr. Jones will serve in a dual role as President and Chief Executive Officer effective January 1, 2016 and will also serve as a member of the Board commencing that date. Mr. Jones’ initial term on the Board expires as of the 2016 Annual Meeting, when he is a nominee for re-election to the Board. Since her election to our Board in 1997, our Company has benefitted from the wisdom and expertise Ms. Kathleen J. Hempel has brought to our Board. Ms. Hempel is not standing for re-election and our Board decided to reduce its size from the current thirteen members to twelve members, effective at the Annual Meeting. The Board has selected twelve nominees for election at the 2016 Annual Meeting to hold office until the next Annual Meeting and the election of his or her successor. Eleven are current directors, and Mr. Jones, as noted above, will be a director at the time of the 2016 Annual Meeting. Each nominee has agreed to be named in this Proxy Statement and to serve on the Board of Directors if elected. With the exception of Mr. Jones, our incoming President and Chief Executive Officer, all nominees for the Board are independent as defined by New York Stock Exchange (NYSE) listing standards. Since 2010, we have added eight independent directors who have brought valuable and varied experience in distinct and critical areas of our businesses, each providing a fresh perspective on our Board. In 2010 and 2011, we enhanced our Board’s defense industry expertise by electing Gen. (Ret.) William S. Wallace and Lt. Gen. (Ret.) Leslie F. Kenne, who served in the United States Army and Air Force, respectively. In 2011, we elected Peter B. Hamilton and Duncan J. Palmer, each of whom brings an extensive financial background as a former Chief Financial Officer of a publicly-traded company. In 2012, our shareholders elected John S. Shiely, the former Chairman and Chief Executive Officer of Briggs & Stratton Corporation. Mr. Shiely brings extensive public company leadership experience as well as legal and administrative experience to our Board. In 2013, our shareholders elected Stephen D. Newlin, then Chairman, President and Chief Executive Officer of PolyOne Corporation. Among other attributes, Mr. Newlin brings extensive knowledge and experience with respect to international issues to our Board. Most recently, the Board elected Steven C. Mizell, who brings extensive experience in human resources and international matters, and Keith J. Allman, who is a seasoned business leader with chief executive officer experience leading strategy development and implementation and process improvement initiatives on a global basis. Effective January 1, 2016, Mr. Jones will become President and Chief Executive Officer and be elected to the Board of Directors. Mr. Jones brings strong leadership skills with a deep understanding of our customers, products and markets. To complement these more recently elected directors, the nominees include tenured directors who have experienced the economic and defense business cycles faced by our Company, as well OSHKOSH CORPORATION 2015 Proxy Statement 10

PROPOSAl 1 | Summary of Director Qualifications and Experience as the changes in our Company’s products and markets. Our Board views their participation on the Board as important as our other directors gain exposure to our business cycles. Director Criteria, Background and Experience Our Board defines the personal and professional qualifications that nominees must demonstrate. These criteria are described in detail in the Policies and Guidelines section on the Corporate Governance page under the “About Oshkosh” tab located on our website, www.oshkoshcorporation.com, and on pages 10-11 of this Proxy Statement. We are not including the information contained on our website as part of, or incorporating it by reference into, this Proxy Statement. The Governance Committee is tasked with evaluating all current directors and conducting a robust search to identify potential additional nominees with the skills and qualifications needed to ensure that the long-term strategy for the composition of our Board is met. Each potential candidate for nomination is thoroughly vetted against the skills and qualifications that all nominees must possess, with attention to particular competencies that will ensure we continue to have a Board able to serve the interests of the shareholders of a global company with a diverse product line and customer base. In addition to the brief biographies of each of our Board’s nominees presented on pages 13 to 18, below is a summary of the nominees’ attributes, qualifications, experience and knowledge that led our Board of Directors to conclude that each nominee should serve as a director. If for some reason a nominee is unable to serve, the individuals named as proxies may vote for a substitute nominee recommended by the Board, and unless you indicate otherwise when voting, your shares will be voted in favor of our remaining nominees. SUMMARY OF DIRECTOR QUALIFICATIONS AND EXPERIENCE Directors OSHKOSH CORPORATION 2015 Proxy Statement 11 Keith J. Allman • • • • • Richard M. Donnelly • • • • • Peter B. Hamilton • • • • • • • Wilson R. Jones • • • • • • Leslie F. Kenne • • • • Steven C. Mizell • • • • Stephen D. Newlin • • • • • Craig P. Omtvedt • • • • Duncan J. Palmer • • • • John S. Shiely • • • • • Richard G. Sim • • • • • • William S. Wallace • • • • •

PROPOSAL 1 | Election of Directors

BOARD OF DIRECTORS NOMINEES - COMMITTEES

Name	Age	Director Since/ Independent	Audit Committee	Human Resources Committee	Governance Committee
Keith J. Allman	53	2015 Yes	●		
Richard M. Donnelly *Chairman of the Board*	72	2001 Yes	A	A	A
Peter B. Hamilton	69	2011 Yes	●	C	
Wilson R. Jones	54	2016 No			
Leslie F. Kenne	68	2010 Yes			C
Steven C. Mizell	55	2015 Yes		●	
Stephen D. Newlin	62	2013 Yes		●	
Craig P. Omtvedt	66	2008 Yes	C		
Duncan J. Palmer	50	2011 Yes	●		
John S. Shiely	63	2012 Yes			●
Richard G. Sim	71	1997 Yes	●		
William S. Wallace	69	2011 Yes		●	

A Alternate **C** Chair

OSHKOSH CORPORATION 2015 Proxy Statement 12

PROPOSAL 1 | Election of Directors Keith J. Allman PUBLIC DIRECTORSHIPS: • Masco Corporation Mr. Allman has been President and Chief Executive Officer of Masco Corporation, a global leader in the design, manufacture and distribution of branded home improvement and building products, since January 2014. From 2011 to 2014, he was Group President, Plumbing and Cabinetry, of Masco and from 2009-2011, Mr. Allman was the Group Vice President, Plumbing Products and President, Delta Faucet Company. Previously, Mr. Allman held positons of increasing responsibility within Masco Corporation, including Executive Vice President, Operations, Masco Builder Cabinet Group. Prior to joining Masco, Mr. Allman held leadership positions in the engineering, manufacturing and quality management areas of General Motors Corporation. Mr. Allman has strong business leadership qualities with significant experience as a change agent and process improvement leader. In addition, he brings significant experience in the automotive industry, international business, finance and accounting, marketing, product development and strategic planning. Age: 53 Director Since: 2015 OSHKOSH COMMITTEES: Audit Richard M. Donnelly FORMER PUBLIC DIRECTORSHIPS: • • • Detroit Diesel Corporation Honsel International Technologies S.A. (chair) Isuzu Limited • • • Brown & Sharpe Capstone Turbine Niles Co., Ltd. (chair) From 1961 until his retirement in 1999, Mr. Donnelly held various positions with General Motors Corporation, including, most recently, President and Group Executive of General Motors, Europe. From 2000 through 2009, Mr. Donnelly served as an Industrial Partner at RHJ International, a Belgian private equity holding company, where he was responsible for acquiring, managing and selling companies in RHJ International’s automotive supply portfolio. From 2011 to 2012, Mr. Donnelly served as an advisor for Celerant Consulting, a business consulting firm based in London. Mr. Donnelly currently serves as a director for the personal finance company Levanto Financial Inc. and has served as independent Chairman of the Board of our Company since the 2011 Annual Meeting of Shareholders. He also serves as a Trustee of Colonial Williamsburg, a living-history museum and private foundation. In 2013, he was named public company “Director of the Year” by the National Directors Institute. Mr. Donnelly brings our Board key knowledge and insight regarding the markets our Company serves, the challenges we face, and our international growth objectives. He has extensive experience on the boards of several public companies; expertise in the automotive industry, including motor vehicle manufacturing and supply markets; expertise in lean; experience in the private equity industry; experience implementing strategic change; and extensive international business experience. Chairman of the board Age: 72 Director Since: 2001 OSHKOSH COMMITTEES: Alternate for all Committees OSHKOSH CORPORATION 2015 Proxy Statement 13

PROPOSAL 1 | Election of Directors Peter B. Hamilton PUBLIC DIRECTORSHIPS: • Spectra Energy Corp. • SunCoke Energy, Inc. Mr. Hamilton served as Senior Vice President and Chief Financial Officer of Brunswick Corporation, a leading global designer, manufacturer and marketer of recreational products, from 2008 until his retirement in 2013. Mr. Hamilton was Vice Chairman of the Board of Directors of Brunswick Corporation from 2000 to 2007, during which period he led several operating divisions of Brunswick. Mr. Hamilton also served as Brunswick’s Executive Vice President and Chief Financial Officer from 1998 to 2000, and Senior Vice President and Chief Financial Officer from 1995 to 1998. Before his career at Brunswick Corporation, Mr. Hamilton served in various positions at Cummins Inc., a global company that designs, manufactures, sells and services diesel engines and related technology, including Chief Financial Officer, General Counsel and Secretary. Previously, Mr. Hamilton was a partner in a Washington, D.C. law firm, held a number of senior positions in the federal government, and was an officer in the U.S. Navy. Mr. Hamilton brings our Board knowledge and insight into overseeing and evaluating the management of financial and strategic operations. He has extensive experience serving in leadership positions with manufacturing companies; board of directors experience; accounting and financial expertise; and both legal and military experience. Age: 69 Director Since: 2011 OSHKOSH COMMITTEES: Audit Human Resources (Chair) Wilson R. Jones PUBLIC DIRECTORSHIPS: • Thor Industries, Inc. In September 2015, our Company announced that Mr. Jones would become President and Chief Executive Officer and be elected to the Board, both effective January 1, 2016. Mr. Jones joined Oshkosh Corporation in 2005, most recently serving as President and Chief Operating Officer, a position he was promoted to in August 2012. He previously served as President of the Access Equipment segment and, before that, President of the Fire & Emergency segment. In 2007, Mr. Jones was named President of Pierce Manufacturing, Inc. When he joined our Company in 2005, Mr. Jones was vice president, general manager of the Airport Products business unit. During his tenure with our Company, Mr. Jones successfully drove domestic and international growth, oversaw customer experience improvement initiatives and led global strategic planning and development. Specifically, as President and Chief Operating Officer, Mr. Jones had exposure to all businesses and corporate functions and worked on matters of strategic importance for our Company. This role brought ever increasing responsibility across our Company. Mr. Jones has long been in the specialty vehicle manufacturing industry and currently serves on the board of Thor Industries, Inc. a leading manufacturer of recreational vehicles. He is also on the board of the Association of Equipment Manufacturers. He brings a deep knowledge of our industries, strong customer relationship background and a thorough understanding of our Company’s domestic and global markets. Age: 54 Director Commencing January 1, 2016 OSHKOSH CORPORATION 2015 Proxy Statement 14

PROPOSAL 1 | Election of Directors Leslie F. Kenne PUBLIC DIRECTORSHIPS: • Harris Corporation • Unisys Corporation Lt. Gen. (Ret.) Kenne currently acts as an independent consultant to organizations and businesses serving the U.S. Department of Defense. During her 32-year career in the U.S. Air Force, Lt. Gen. (Ret.) Kenne served in three Pentagon staff positions and directed three major programs. She served as the Deputy Chief of Staff, Warfighting Integration, at the Pentagon from 2002 until 2003; as Commander, Electronic Systems Center, at Hanscom Air Force Base from 1999 to 2002; and as Deputy Director, and later Director, of the Joint Strike Fighter Program at the Pentagon from 1996 to 1999. Lt. Gen. (Ret.) Kenne brings our Board knowledge insight into the issues we face in working with the U.S. Department of Defense and key domestic and international companies active in the defense industry. Through the experience she gained in her distinguished military career, Lt. Gen. (Ret.) Kenne has extensive knowledge of the management of U.S. Department of Defense acquisition programs and military project development programs. She also brings valuable perspectives gained from her service on the boards of two other public companies. Age: 68 Director Since: 2010 OSHKOSH COMMITTEES: Governance (Chair) Steven C. Mizell Mr. Mizell is Executive Vice President and Chief Human Resources Officer at Monsanto Company, a leading global agricultural products company, a position he has held since 2007. From 2004 to 2007, Mr. Mizell was the Senior Vice President, Human Resources with Monsanto. Prior to joining Monsanto, Mr. Mizell served as Senior Vice President and Chief Corporate Resource Officer for AdvancePCS, Inc., a pharmaceutical and health management company, which is now a part of Caremark Rx. He also served as Senior Vice President and Chief Human Resources and Real Estate Officer for Ziloc, Inc., a California-based semiconductor company. Mr. Mizell began his career at Westinghouse Electric Company, where he held a number of senior positions in human resources and general management. He serves on the board of the Saint Louis Opera Theatre and is a former board member of Youth In Need. Mr. Mizell brings to the Board world-wide knowledge and expertise regarding labor relations and human resources management. He has extensive practical experience managing and developing programs for compensation, recruitment, training, and development of executives and personnel at all levels of multinational organizations. Age: 55 Director Since: 2015 OSHKOSH COMMITTEES: Human Resources OSHKOSH CORPORATION 2015 Proxy Statement 15

PROPOSAL 1 | Election of Directors Stephen D. Newlin PUBLIC DIRECTORSHIPS: • • • PolyOne Corporation (Executive Chair) The Chemours Company Univar Inc. FORMER PUBLIC DIRECTORSHIPS: • • Nalco Chemical Company (Vice Chair) The Valspar Corporation • • Stepan Company Black Hills Corporation Mr. Newlin is currently Executive Chair of the Board of PolyOne Corporation, a leading global formulator of highly specialized polymer materials, services and solutions. From 2006 to 2014, Mr. Newlin served as the Chairman, President and Chief Executive Officer of PolyOne Corporation. Mr. Newlin served as President — Industrial Sector of Ecolab, Inc., a global leader in cleaning and sanitizing specialty chemicals, products and services, from 2003 to 2006. He was President of Nalco Chemical Company, a manufacturer of specialty chemicals, services and systems, from 1998 to 2001, and Chief Operating Officer from 2000 to 2001. Mr. Newlin brings our Board knowledge and insight into overseeing the management of global strategic operations. He was a top executive officer in the specialty chemical industry, he has experience as a director of several public companies, and he has a keen understanding of international business and regulatory issues as a result of his global executive management responsibilities. Age: 62 Director Since: 2013 OSHKOSH COMMITTEES: Human Resources Craig P. Omtvedt PUBLIC DIRECTORSHIPS: • General Cable Corp. FORMER PUBLIC DIRECTORSHIPS: • The Hillshire Brands Company Mr. Omtvedt served as Senior Vice President and Chief Financial Officer for Fortune Brands, Inc., a leading consumer products company, from 2000 until 2011. He continued as an employee of Fortune Brands’ successor company, Beam Inc., until his retirement at the end of 2011, and served as an advisor to Beam Inc. through 2012. He joined Fortune Brands in 1989 serving in various capacities, including Director, Audit; Deputy Controller; Vice President, Deputy Controller and Chief Internal Auditor; Vice President and Chief Accounting Officer; and Senior Vice President and Chief Accounting Officer. Mr. Omtvedt previously served in financial positions of increasing responsibility at both The Pillsbury Company and Sears, Roebuck & Company. Mr. Omtvedt is actively involved with the Boys & Girls Club of America, serving as a National Trustee. Mr. Omtvedt brings our Board knowledge and insight into overseeing the management of public company financial and strategic operations. He has served on the boards of other public companies, has extensive experience in financial management and knowledge of audit practices, and international business management experience. Age: 66 Director Since: 2008 OSHKOSH COMMITTEES: Audit (Chair) OSHKOSH CORPORATION 2015 Proxy Statement 16

PROPOSAL 1 | Election of Directors Duncan J. Palmer FORMER PUBLIC DIRECTORSHIPS: • • • Reed Elsevier Group plc Reed Elsevier PLC Reed Elsevier N.V. In November 2014, Mr. Palmer joined Cushman and Wakefield, a leading provider of commercial real estate services, as its Global Chief Financial Officer. From 2012 until 2014, Mr. Palmer served as Group Finance Director of Reed Elsevier Group plc, a leading provider of professional information solutions to the science, medical, legal, risk management, and business-to-business sectors, and its parent companies. From 2007 to 2012, Mr. Palmer was the Senior Vice President, Chief Financial Officer of Owens Corning which markets building materials and composite systems. Mr. Palmer had previously spent 20 years with Royal Dutch / Shell Group, where he held positions of increasing responsibility, including Vice President, Upstream Commercial Finance, for Shell International Exploration and Production BV, and Vice President, Finance, Global Lubricants, for the Royal Dutch Shell Group of Companies. Mr. Palmer brings our Board knowledge and insight into overseeing and evaluating the management of financial and strategic operations. He has served on the boards of other public companies, has extensive experience in international financial and accounting positions, and international business management experience. Age: 50 Director Since: 2011 OSHKOSH COMMITTEES: Audit John S. Shiely PUBLIC DIRECTORSHIPS: • • • Quad/Graphics, Inc. BMO Financial Corporation BMO Harris Bank N.A. FORMER PUBLIC DIRECTORSHIPS: • • • Briggs & Stratton Corporation (chair) Marshall & Ilsley Corporation The Scotts Miracle-Gro Company Age: 63 Director Since: 2012 Mr. Shiely is the Retired Chairman of Briggs & Stratton Corporation, a producer of gasoline engines for outdoor power equipment, a position he held until 2010. He was Chief Executive Officer at Briggs & Stratton from 2001 until 2009. Mr. Shiely joined Briggs & Stratton in 1986 and served in various capacities, including Vice President and General Counsel, Executive Vice President — Administration, and President. Mr. Shiely brings our Board knowledge and insight into overseeing and evaluating management and operations. He has extensive experience as a chief executive officer of a publicly-traded company, as well as experience on the boards of several other public companies. In addition, he has both legal and administrative expertise and experience managing international business operations OSHKOSH COMMITTEES: Governance OSHKOSH CORPORATION 2015 Proxy Statement 17

PROPOSAL 1 | Election of Directors Richard G. Sim PRIVATE DIRECTORSHIP: • Rapid Air Systems Inc. FORMER PUBLIC DIRECTORSHIPS: • Actuant Corporation (formerly Applied Power, Inc.) (chair) APW, Ltd. (chair) Falcon Building Products Inc. • • • Gehl Company Hein-Werner Corporation IPSCO, Inc. • • Mr. Sim is currently the Managing Partner of AZBLUE1 LLC, a financial investment company and a partner in Centaur Forge LLC, a distributor and manufacturer of farrier and blacksmith products. From 1998 until 2003, Mr. Sim was Chairman, President and Chief Executive Officer of APW, Ltd., an electronics contract manufacturer. Mr. Sim served as Chief Executive Officer of Actuant Corporation, a manufacturer of hydraulic equipment, from 1986 until 2000. Mr. Sim brings our Board knowledge and insight into overseeing and evaluating management and operations. He has extensive experience on the boards of other public companies, including twice as chair and once with a company that fabricates steel — the largest commodity our Company purchases. He also has significant executive and international business experience. Through his tenure as a director of our Company, he has gained invaluable institutional knowledge and insights into our diverse domestic and international markets. Age: 71 Director Since: 1997 OSHKOSH COMMITTEES: Audit OSHKOSH CORPORATION 2015 Proxy Statement 18

PROPOSAL 1 | Election of Directors William S. Wallace PUBLIC DIRECTORSHIPS: • CACI International Inc. Gen. (Ret.) Wallace, who retired after almost 40 years in the U.S. Army, currently acts as an independent consultant to organizations and businesses serving the U.S. Department of Defense. His most recent position was Commanding General of the U.S. Army Training and Doctrine Command from 2005 to 2008, where he was responsible for managing the training efforts at 32 schools at 16 Army installations. Prior to that, he served as the Commanding General of the Joint Warfighting Center U.S. Joint Forces Command from 1999 to 2001, where he was responsible for the development and delivery of joint forces training policy and joint forces doctrine; as Commanding General of the Fifth U.S. Corps in Germany and Iraq from 2001 to 2003; and as Commanding General of the U.S. Army Combined Army Center at Fort Leavenworth, Kansas from 2003 to 2005. In both Vietnam and Iraq, Gen. (Ret.) Wallace led U.S. soldiers in combat. Gen. (Ret.) Wallace’s distinguished military service, extensive experience in military command positions and knowledge of military operations bring our Board knowledge and insight into issues our Company faces in dealing with our government customers such as the U.S. Department of Defense. In addition, Gen. (Ret.) Wallace’s extensive experience with large-scale training programs gives him valuable insight into our human resources issues. Age: 69 Director Since: 2011 OSHKOSH COMMITTEES: Human Resources Board Recommendation The Board recommends that shareholders vote FOR the election of the twelve nominees identified above. The Board’s recommendation is based on carefully considered judgment that the skills, experience, backgrounds and attributes of the nominees make them the best candidates to serve on our Board. nominees for director identified above. OSHKOSH CORPORATION 2015 Proxy Statement 19 FOR The Board of Directors recommends a vote FOR the Board’s twelve

Director Compensation



The table below summarizes the compensation paid to or earned by our non-employee directors during fiscal year 2015.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Keith J. Allman (5)	—	54,423	—	—	54,423
Richard M. Donnelly	235,000	129,059	12,005	—	376,064
Peter B. Hamilton	127,000	129,059	—	—	256,059
Kathleen J. Hempel	112,000	129,059	—	—	241,059
Leslie F. Kenne	108,500	129,059	—	—	237,559
Steven C. Mizell (5)	21,250	76,084	18		97,352
Stephen D. Newlin	98,500	129,059	—	—	227,559
Craig P. Omtvedt	113,500	129,059	—	—	242,559
Duncan J. Palmer	98,500	129,059	—	—	227,559
John S. Shiely	98,500	129,059	—	—	227,559
Richard G. Sim	98,500	129,059	—	—	227,559
William S. Wallace	98,500	129,059	—	—	227,559

(1) Mr. Szews, who served as both a director and our Chief Executive Officer during fiscal year 2015, received no additional compensation for his service on our Board of Directors and is not included in this table. The compensation Mr. Szews received as our Chief Executive Officer during and for fiscal year 2015 is shown in the Summary Compensation Table on page 43. Mr. Jones will not become a director until January 1, 2016.

(2) As SEC rules require, amounts in this column are based on the aggregate grant date fair value of awards to our directors under our 2009 Incentive Stock and Awards Plan. The amounts shown are not actual amounts paid to the directors or amounts the directors actually realized or will realize as a result of these awards. We computed the aggregate grant date fair value of these awards in accordance with FASB ASC Topic 718, based on the market price of the shares awarded on the date of grant. This amount includes the value of dividends that the holder of restricted shares is entitled to receive.

(3) The table below sets forth the aggregate number of stock options awarded to each of our non-employee directors that were outstanding at September 30, 2015.

Name	Aggregate Number of Outstanding Stock Option Awards (#)
Keith J. Allman	—
Richard M. Donnelly	15,200
Peter B. Hamilton	1,500
Kathleen J. Hempel	15,200
Leslie F. Kenne	3,075
Steven C. Mizell	—
Stephen D. Newlin	—
Craig P. Omtvedt	9,350
Duncan J. Palmer	1,500
John S. Shiely	—
Richard G. Sim	12,600
William S. Wallace	2,500

OSHKOSH CORPORATION 2015 Proxy Statement 20

Director compensation | (4) The amounts in this column represent above-market interest on non-qualified deferred compensation computed on a quarter-by-quarter basis. The above-market interest rate is the percentage amount by which the interest rate earned on deferred compensation in fiscal year 2015 exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set. The interest rate earned on deferred compensation for the first, second, third and fourth quarters of fiscal year 2015 was 4.25%. For the same periods, 120% of the applicable long-term interest rate was 3.25%, 2.61%, 2.97% and 3.13%, respectively. (5) Mr. Mizell was appointed to our Board on July 13, 2015, and Mr. Allman was appointed to our Board on September 15, 2015, in each case, when the Board voted to increase the size of the Board. Retainer and Meeting Fees Each non-employee director is entitled to receive an annual retainer of $85,000. Mr. Donnelly is entitled to receive an additional annual retainer of $150,000 in recognition of his position as Chairman of the Board. Directors, other than Chairpersons, receive a fee of $13,500 per calendar year for each committee on which they serve. The Chairpersons of the Audit Committee and the Human Resources Committee each receive an additional annual retainer of $15,000, and the Chairperson of the Governance Committee receives an additional annual retainer of $10,000. We also reimburse directors for reasonable travel and related expenses they incur attending Board and Board committee meetings and continuing education programs. Stock Awards We generally grant shares of stock to our non-employee directors at the meeting of our Board held on the date of our Annual Meeting of Shareholders or at the time a director joins our Board. Effective on election at our 2015 Annual Meeting of Shareholders, we granted to each of our then non-employee directors 2,875 shares of our Common Stock under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. The stock awards were at the 50th percentile of the Towers Watson data for non-employee director compensation. On their election to the Board, Mr. Allman was granted 1,375 shares our Common Stock and Mr. Mizell was granted 1,825 shares. Deferred Compensation Plan Non-employee directors may elect to participate in our Deferred Compensation Plan for Directors and Executive Officers. This plan permits individual directors to defer any or all of their compensation from Oshkosh, including their stock awards. A director who defers fees may elect to have deferred amounts credited to a fixed-income investment account or a stock account. Deferrals of stock awards must be credited to a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each director’s stock account. Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years at the election of the director. Payments generally commence when a director ceases to be a member of our Board. In the event of a change in control of our Company, as defined in the Deferred Compensation Plan, we will pay out the accounts of all directors in a single lump sum cash payment. Stock Ownership Guidelines for Directors The Human Resources Committee has adopted stock ownership guidelines for non-employee directors to ensure that non-employee directors have a direct stake in the success of our Company. Under these guidelines, non-employee directors are encouraged to acquire and own our Common Stock in an amount equal to five times their respective annual cash retainers. Non-employee directors should achieve this stock ownership level within five years of becoming a director. As of November 20, 2015, all directors, except Mr. Allman, Mr. Mizell, and Mr. Newlin, who have served as directors for less than five years, met the requisite stock ownership levels. Mr. Szews is subject to the stock ownership guidelines that apply to our executive officers. As of November 20, 2015, Mr. Szews exceeded the stock ownership level applicable to him as Chief Executive Officer. Our Company has a policy that prohibits directors and all officers from entering into certain transactions for their individual accounts, including hedging or pledging our Common Stock and trading in puts, calls or other derivative securities relating to the Common Stock. OSHKOSH CORPORATION 2015 Proxy Statement 21

Governance of the Company Board of Directors Independence With the exception of incoming President and Chief Executive Officer Mr. Jones, all of the nominees for election to our Board are independent. The Board has determined that no non-employee director nominee has a material relationship with our Company and that all are independent under NYSE listing standards. Further, no director or executive officer has any family relationship with any other director or executive officer. Meetings of the Board of Directors The Board of Directors met five times during fiscal year 2015. Each director nominee attended all of the meetings of the Board occurring while he or she was a director and no less than 75% of all Committee meetings. The Board expects directors to attend the Annual Meeting of Shareholders. All of our directors attended our 2015 Annual Meeting, either in person or by phone or video conference, and we anticipate that all director nominees will attend the Annual Meeting in person this year. Our independent, non-employee directors met in executive session, without the presence of our officers, on five occasions during fiscal year 2015. Mr. Donnelly, the independent Chairman of the Board, presided over all executive session meetings of the non-employee directors. Shareholder Engagement and Say-on-Pay Our shareholders are key participants in the governance of our Company. For this reason, we spend time meeting with our shareholders, listening to their concerns, and responding to their feedback. During fiscal year 2015, members of the management team travelled extensively to meet with shareholders and potential shareholders. Our management also proactively reached out to shareholders following our release of quarterly earnings. During these candid meetings, we discussed our Company’s performance and our MOVE strategy, and heard shareholder feedback on a variety of topics. We know that executive compensation is among the many issues important to shareholders. The Board is particularly gratified that, at our 2015 Annual Meeting, approximately 97% of the votes cast were in favor of the advisory proposal to approve the compensation of our named executive officers. Communicating with the Board of Directors We encourage you to share your opinions, interests, concerns, and suggestions. If you would like to communicate with the Chairman or with the Board as a whole, you may send correspondence to the Secretary, Oshkosh Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566. Your correspondence will be forwarded to the Board or the appropriate committee, as applicable. Committees of the Board of Directors Our Board of Directors has three standing committees: the Audit Committee, the Governance Committee, and the Human Resources Committee. The members and responsibilities of these committees as of the date of the Notice of Annual Meeting of Shareholders are set forth below. The Board has determined that each member of each committee is an independent director as defined under NYSE listing standards and SEC rules, including rules specifically pertaining to members of audit committees and compensation committees. OSHKOSH CORPORATION 2015 Proxy Statement 22

Governance of the company | Audit Committee » Craig P. Omtvedt (chair) Keith J. Allman (elected September 15, 2015) Peter B. Hamilton Duncan J. Palmer Richard G. Sim Richard M. Donnelly (alternate member) • oversees the fulfillment by management of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system assists with Board oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independence and qualifications of our independent registered public accounting firm • appoints, compensates, and oversees the work of our independent registered public accounting firm, which reports directly to the Audit Committee oversees our internal audit function assists the Board with oversight of our risk management program » • • • » » » » The Audit Committee met eight times during fiscal year 2015, each time including an executive session. The Audit Committee has a charter that specifies its responsibilities, and the Audit Committee believes it fulfills that charter. All members of the Audit Committee are independent directors and financially literate under the applicable NYSE listing standards, and the Board has determined that each of Keith J. Allman, Peter B. Hamilton, Craig P. Omtvedt, Duncan J. Palmer, and Richard G. Sim is an “audit committee financial expert” as defined under SEC rules. Our independent registered public accounting firm and internal auditors met with the Audit Committee with and without representatives of management present. Governance Committee » » » » Leslie F. Kenne (chair) Kathleen J. Hempel John S. Shiely Richard M. Donnelly (alternate member) • identifies individuals qualified to become Board members and recommends nominees to our Board for election as directors oversees the annual Board self-evaluation makes recommendations to the Board regarding Board and Committee structure, Committee charters, and corporate governance • develops, for approval by the full Board, corporate governance guidelines applicable to our Company oversees administration of the Code of Ethics Applicable to Directors and Senior Executives • • • The Governance Committee met six times during fiscal year 2015, each time including an executive session. Selection of Nominees for Election to the Board and Consideration of Shareholder-Recommended Candidates The Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, officers, third-party search firms, and other sources, and reviews all candidates in the same manner, regardless of the source of the recommendation. In evaluating candidates, the Governance Committee considers the needs of the Board and attributes of the individual candidates, including character, judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint, and industry knowledge. The Board and the Governance Committee believe director candidates should possess the following minimum qualifications: (i) the highest personal and professional ethics, integrity and values; (ii) the ability to make independent analytical inquiries and to exercise sound business judgment; OSHKOSH CORPORATION 2015 Proxy Statement 23 THE GOVERNANCE COMMITTEE: MEMBERS: THE AUDIT COMMITTEE: MEMBERS:

Governance of the company | (iii) relevant expertise and experience and an understanding of our business environment, together with the ability to offer advice and guidance to the Board and executives based on that expertise, experience and understanding; (iv) background as chief or other senior executive officer of a public company or leader of a major complex organization, including commercial, scientific, government, military, and educational and other non-profit institutions; (v) independence from any particular constituency, ability to represent all shareholders of our Company, and a commitment to enhancing long-term shareholder value; and (vi) sufficient time available to devote to activities of the Board and to enhancing his or her knowledge of our business. Unless otherwise determined by the Governance Committee, director nominees must be younger than 72. In addition, the Board and the Governance Committee believe at least one director should have the requisite experience and expertise to be designated an “audit committee financial expert” as defined by applicable SEC rules. Any shareholder who wishes to recommend a director candidate must provide written notice to the attention of our Secretary at the address shown on the Notice of Annual Meeting of Shareholders. Such notice must include the shareholder’s name and address; the class and number of shares of Common Stock owned; the name, age, business address, and principal occupation of the candidate; and the number of shares of Common Stock owned by the candidate, if any. The notice also must include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. We may require any candidate to furnish additional information, within reason, to determine the candidate’s eligibility. A shareholder wishing to nominate a candidate for election as a director also must comply with the provisions of our by-laws described under “Additional Information Regarding the Annual Meeting — Shareholders Intending to Present Business at the 2017 Annual Meeting”. Diversity on the Board Our Corporate Governance Guidelines have long provided that our Board is committed to a diversified membership. Our Board defines diversity broadly, to include the personal attributes of the individual directors as well as their various careers and areas of expertise and their tenure on the Board. As part of its process of identifying potential nominees, the Governance Committee considers the attributes of existing directors and directs the third-party executive search firm that assists in identifying candidates to search for individuals who would contribute to diversity. As part of its annual self-evaluation, the Governance Committee assesses the effectiveness of its efforts to attain diversity by considering whether it has an appropriate process for identifying and selecting director candidates. Human Resources Committee » Peter B. Hamilton (chair) Kathleen J. Hempel Steven C. Mizell (elected July 13, 2015) Stephen D. Newlin William S. Wallace Richard M. Donnelly (alternate member) • oversees our organizational, personnel, compensation and benefits policies and practices establishes the compensation for executive officers and directors • oversees the administration of other executive compensation and benefit plans » » • The Human Resources Committee met five times in fiscal year 2015, each time including an executive session. » » » The Human Resources Committee has retained the services of an external compensation consultant, Towers Watson, to provide technical guidance regarding compensation-related issues. The services that Towers Watson rendered during fiscal year 2015 include: • Analysis of general industry compensation data and updates of trends in executive compensation; • Ongoing support with regard to the latest relevant regulatory, technical, and accounting considerations affecting executive compensation and benefit programs; OSHKOSH CORPORATION 2015 Proxy Statement 24 THE HUMAN RESOURCES COMMITTEE: MEMBERS:

Governance of the company | • Guidance on overall compensation program structure, executive compensation levels, comparator groups, and executive employment agreements; Preparation for and attendance at selected management, committee, and Board of Directors meetings; and Evaluation of competitive positioning of outside director compensation. • • The Human Resources Committee has sole authority to engage and terminate Towers Watson or any other compensation adviser; meet with Towers Watson without management being present; and evaluate the quality and objectivity of Towers Watson’s services annually. In addition, pursuant to SEC rules and NYSE listing standards regarding the independence of compensation committee advisers, the Human Resources Committee has the responsibility to consider the independence of Towers Watson. The Human Resources Committee reviewed the independence of Towers Watson and its individual representatives who serve as consultants to the Human Resources Committee and concluded that Towers Watson is independent and that Towers Watson’s performance of services raises no conflict of interest. We provide additional information regarding the Human Resources Committee and our policies and procedures regarding executive compensation below under “Executive Compensation — Compensation Discussion and Analysis”. Corporate Governance Documents We make the following governance-related documents available on the Corporate Governance page under the “About Oshkosh” tab on our website, www.oshkoshcorporation.com: • • Our Corporate Governance Guidelines The written charters of the Audit Committee, the Governance Committee, and the Human Resources Committee of our Board of Directors The Oshkosh Corporation Code of Ethics Applicable to Directors and Senior Executives, which applies to all officers at the vice president level or higher The Corporate Code of Ethics and Standards of Conduct, known as “The Oshkosh Way”, which applies to all of our employees • • Each such document also is available in print to any shareholder who requests it from our Secretary. Policies and Procedures Regarding Related Person Transactions As described above, our Board of Directors adopted the Oshkosh Way for all employees. Our named executive officers are also required to acknowledge in writing that they have received, reviewed and understand the requirements of the Code of Ethics, and further acknowledge that failure to fully comply with the Code of Ethics can subject them to discipline, up to and including removal from our Board of Directors or termination of employment. The Oshkosh Corporation Code of Ethics requires the prompt disclosure to our Chief Ethics and Compliance Officer, General Counsel or the Chair of the Audit Committee of any proposed transaction or relationship that could create or appear to create a conflict of interest for their review and recommended action which can range from closing the file to review with the Board of Directors. Under the Code of Ethics, the phrase “conflict of interest” is broadly construed to include direct conflicts, indirect conflicts, potential conflicts, apparent conflicts, and any other personal, business or professional relationship or dealing that has a reasonable possibility of creating even the mere appearance of impropriety. The Code of Ethics also prohibits directors and senior executives from taking personal advantage of business opportunities that we typically would pursue or in which we may be interested. There is a firm bias against waivers of these restrictions. Oversight of Risk Management by the Board of Directors The Board is responsible for general oversight of our risk management. The Board focuses on the most significant and material risks facing our Company and ensures that management develops and implements controls and appropriate risk mitigation strategies. The Board responds to particular risk management issues as part of its general oversight of our Company and in connection with its review and approval of corporate matters. The Board has delegated many of its responsibilities for oversight of our risk management program to the Audit Committee. The Audit Committee evaluates and discusses overall guidelines, policies, processes, and procedures with OSHKOSH CORPORATION 2015 Proxy Statement 25

Governance of the company | respect to risk assessment and risk management. Our Organization Risk Management program, or ORM Program, identifies potential exposure to risks, including strategic, operational, financial, knowledge, cyber security, information technology, and legal and regulatory compliance risks. Senior management is responsible for the administration of the ORM Program. To that end, management assesses and evaluates potential risks for each of our business segments and our Company as a whole, and then develops mitigation strategies to address these potential risks. Senior management reviews and prioritizes risk assessments and mitigation strategies and reports to the Audit Committee risk management results to effectively manage our risk profile. The Audit Committee then considers and discusses these reports. Additionally, senior management and the Audit Committee report to the Board on material risk assessments and mitigation strategies as part of the strategic plan updates they give to our Board during the fiscal year. The ORM Program is designed to: (i) provide the Audit Committee with an assessment of our potential exposure to material risks; (ii) inform the Audit Committee as to how senior management addresses and mitigates potential material risks; and (iii) allow the Audit Committee to evaluate how these risks may affect performance, operations and strategic plans and to ensure that senior management is implementing effective mitigation strategies as necessary. We believe our ORM Program provides an effective approach for addressing potential risks and enables the Audit Committee and the Board to fulfill their general risk oversight functions. In addition to the ORM Program, each Board committee routinely monitors the various risks that fall under the committee’s area of responsibility. Each committee routinely reports on its actions to the full Board. This coordination of risk management allows the Board and the committees to effectively manage risk oversight, especially with regard to interrelated risks. Independent Chairman of the Board Under our by-laws and Corporate Governance Guidelines, our Chairman of the Board must be a director who the Board has determined is independent in accordance with the listing standards of the NYSE and cannot have previously served as an executive officer of our Company. As a result, separate individuals serve as Chairman of the Board and Chief Executive Officer. We believe this leadership structure fosters effective governance and oversight of our Company by: (i) providing the independent directors with control over the Board meeting agenda and discussion; (ii) assuring that independent directors control discussions about strategic alternatives; (iii) enabling an effective assessment of the Chief Executive Officer’s performance; (iv) providing an effective means for the Board to express its views on management, strategy and execution; and (v) positioning the Chairman to obtain direct and meaningful feedback from shareholders. Majority Voting for Director Elections We have a form of majority voting for directors. In the absence of a contested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender a resignation to the Chairman of the Board. The Governance Committee (or, under certain circumstances, another committee appointed by the Board) will promptly consider the matter and will recommend to the Board whether to accept or reject the tendered resignation based on all relevant factors. The Board must act on that recommendation no later than 90 days after the Annual Meeting of Shareholders at which the election took place. The Board’s decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation, will be disclosed in a Current Report on Form 8-K filed with the SEC. Succession Planning The Human Resources Committee, in conjunction with the Chief Executive Officer, reviews a comprehensive management succession plan each year. The plan identifies potential successors for each executive position; prior year accomplishments in preparing successors; and current development needs. The preparation and orderly transition of Mr. Jones as Mr. Szews’ successor and the planning and development of a successor for Mr. Jones for the position of Chief Executive Officer are critical to the Human Resources Committee. The transition from Mr. Szews to Mr. Jones was greatly facilitated by the Board’s promotion of Mr. Jones to the role of President and Chief Operating Officer in fiscal year 2012, a position that offered exposure to all businesses and corporate functions and presented the opportunity to work directly with Mr. Szews on all matters of material importance to our Company. In addition, Mr. Jones has had frequent, direct engagement with the Board and Oshkosh shareholders. OSHKOSH CORPORATION 2015 Proxy Statement 26

Proposal 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditors for the fiscal year ending September 30, 2016. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so. We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent auditors. Although ratification is not required by our by-laws or otherwise, our Board is submitting the appointment of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on our independent auditors as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the Audit Committee will view the vote as a direction to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interests of our Company and our shareholders. appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors. Report of the Audit Committee The Audit Committee of our Board of Directors is responsible for providing independent, objective oversight of our financial reporting and disclosure responsibilities, accounting functions and internal controls. The Audit Committee acts under a written charter, which our Board of Directors first adopted in 1997 and last amended in May 2015. Each member of the Audit Committee is independent as defined by the NYSE’s listing standards and SEC rules. Audit and Non-Audit Fees The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our annual consolidated financial statements for the fiscal years ended September 30, 2015 and September 30, 2014, and fees billed for other services rendered by Deloitte & Touche LLP during those periods. 2015 2014 Audit fees (1) $3,168,000 $3,066,800 Audit-related fees (2) 87,500 100,000 Tax fees (3) — 6,400 Total $3,255,500 $3,173,200 (1) Audit fees consisted principally of fees for the audit of our annual consolidated financial statements, for reviews of the interim condensed consolidated financial statements included in our Forms 10-Q, and for work in connection with the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002 related to our internal control over financial reporting and statutory audits required internationally. (2) Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not reported under “Audit fees.” Audit-related fees in fiscal year 2015 related to services performed in connection with the issuance and registration of $250.0 million of 5.375% unsecured notes due March 1, 2025. Audit-related fees in fiscal year 2014 related to services performed in connection with the issuance and registration of $250.0 million of 5.375% unsecured senior notes due March 1, 2022. (3) Tax fees consisted of fees billed for the review of state income tax returns and review of cash repatriation tax calculations. OSHKOSH CORPORATION 2015 Proxy Statement 27 FOR The Board of Directors recommends a vote FOR ratification of the

PROPOSAL 2: | Ratification of the Appointment of Independent Registered Public Accounting Firm Pre-approval of Services by the Independent Registered Public Accounting Firm The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services to be provided by our independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by our independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case by case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee Chair or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee will regularly review summary reports detailing all services that our independent registered public accounting firm is providing to us. The Audit Committee preapproved the provision of all of the services described above and has considered and determined that the provision of such services is compatible with maintaining the independence of Deloitte & Touche LLP. The Audit Committee reviews our financial reporting process on behalf of our Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements contained in the Annual Report on Form 10-K for the fiscal year ended September 30, 2015 with our management and independent registered public accounting firm. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States and the effectiveness of the internal controls over financial reporting based upon the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by statement on Auditing Standard No.16, Communications With Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB), and Rule 2-07 of SEC Regulation S-X. In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm their independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, for filing with the SEC. Audit Committee » » » » » » Craig P. Omtvedt, Chair Keith J. Allman Peter B. Hamilton Duncan J. Palmer Richard G. Sim Richard M. Donnelly (Alternate Member) OSHKOSH CORPORATION 2015 Proxy Statement 28

PROPOSAL 2: | Ratification of the Appointment of Independent Registered Public Accounting Firm

Stock Ownership of Directors, Executive Officers and Other Large Shareholders

The following table shows the beneficial ownership of Common Stock of each director (each of whom is a director nominee), each named executive officer appearing in the Summary Compensation Table on page 43, each other shareholder owning more than 5% of our outstanding Common Stock, and the directors and executive officers (including the named executive officers) as a group.

"Beneficial Ownership" means more than "ownership" as that term commonly is used. For example, a person "beneficially" owns stock if he or she owns it in his or her name, or if he or she has (or shares) the power to vote or sell the stock as trustee of a trust. Beneficial ownership also includes shares the directors and executive officers have a right to acquire within 60 days after November 20, 2015, as, for example, through the exercise of a stock option.

Except as otherwise stated in the footnotes to the following table, information about Common Stock ownership is as of November 20, 2015. The percent of Common Stock beneficially owned is based on the number of shares outstanding on the record date for the Annual Meeting. At the close of business on December 11, 2015, the record date for the Annual Meeting, there were 73,097,878 shares of Common Stock outstanding. Our policies prohibit directors or named executive officers from pledging shares. Unless stated otherwise in the footnotes to the table, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned	Stock Units Beneficially Owned (1)
Keith J. Allman (2)	1,375	*	—
Richard M. Donnelly (3)	41,410	*	7,849
Peter B. Hamilton (3)	15,875	*	—
Kathleen J. Hempel (3)	43,025	*	—
James W. Johnson	46,359	*	9,339
Wilson R. Jones (3)	260,733	*	58,533
Leslie F. Kenne (3)	18,727	*	15,340
Steven C. Mizell (2)(3)	2,389	*	564
Stephen D. Newlin	8,690	*	5,490
Craig P. Omtvedt (3)	37,497	*	1,147
Duncan J. Palmer (3)	16,273	*	14,773
David M. Sagehorn (3)(4)	297,582	*	28,377
John S. Shiely	13,575	*	—
Richard G. Sim (3)	62,535	*	34,406
Charles L. Szews (3)(5)	597,482	*	88,814
John M. Urias (3)	82,436	*	11,911
William S. Wallace (3)	17,840	*	15,340
All directors and executive officers as a group (3)(4)(5)	2,304,659	3.1%	411,544
BlackRock Inc. (6)	4,701,990	6.4%	—
Capital World Investors (7)	10,655,000	14.6%	—
The Vanguard Group (8)	4,816,146	6.6%	—

* The amount shown is less than 1% of the outstanding shares of Common Stock.

(1) Amounts shown in this column are not included in the columns titled "Shares of Common Stock Beneficially Owned" or "Percent of Common Stock Beneficially Owned". Amounts shown include restricted stock units (RSUs) awarded under our 2009 Incentive Stock and Awards Plan in fiscal years 2013 through 2015 in the following amounts to the following individuals:

9,339 units for James W. Johnson
58,533 units for Wilson R. Jones

OSHKOSH CORPORATION 2015 Proxy Statement 29

PROPOSAL 2: | Ratification of the Appointment of Independent Registered Public Accounting Firm 28,377 units for David M. Sagehorn 88,814 units for Charles L. Szews 11,911 units for John M. Urias 307,086 units for all directors and executive officers as a group RSUs are subject to forfeiture until they vest (subject to retirement terms of the awards). Amounts shown also include stock units under our Deferred Compensation Plan for Directors and Executive Officers, all of which are vested or were free of restrictions, in the following amounts to the following individuals: 7,849 units for Richard M. Donnelly 15,340 units for Leslie F. Kenne 5,490 units for Stephen D. Newlin 1,147 units for Craig P. Omtvedt 14,773 units for Duncan J. Palmer 15,340 units for William S. Wallace 59,939 units for all directors and executive officers as a group Amounts also include units deemed invested in shares of Common Stock that are credited to the following individuals in the following amounts under the Deferred Compensation Plan: 564 units for Mr. Mizell, 34,406 units for Mr. Sim and 44,519 units for all directors and executive officers as a group. The units described in this footnote do not carry the right to vote. In each case, amounts are distributable in the form of shares of our Common Stock on a one-for-one basis. However, no such distribution will occur before January 19, 2016. (2) Steven C. Mizell joined the Board of Directors in July 2015. Keith J. Allman joined the Board of Directors in September 2015. (3) Amounts shown include the following amounts that the listed individuals have the right to acquire pursuant to stock options exercisable between November 20, 2015 and January 19, 2016: 15,200 shares for Richard M. Donnelly 1,500 shares for Peter B. Hamilton 15,200 shares for Kathleen J. Hempel 11,433 shares for James W. Johnson 172,333 shares for Wilson R. Jones 3,075 shares for Leslie F. Kenne 9,350 shares for Craig P. Omtvedt 1,500 shares for Duncan J. Palmer 189,469 shares for David M. Sagehorn 12,600 shares for Richard G. Sim 424,784 shares for Charles L. Szews 48,666 shares for John M. Urias 2,500 shares for William S. Wallace 1,381,791 shares for all directors and executive officers as a group Amounts also include shares of restricted Common Stock, which are subject to forfeiture until they vest, as follows: 10,000 shares for all executive officers as a group who hold restricted Common Stock. (4) Amounts shown include 87,322 shares ownership of which is shared with Katherine A. Sagehorn, Mr. Sagehorn’s wife. (5) Amounts shown include 9,200 shares ownership of which is shared with Rochelle A. Szews, Mr. Szews’ wife. (6) Amount shown is as described in the Schedule 13G/A that BlackRock Inc. filed with the SEC on January 30, 2015. BlackRock Inc. is located at 55 East 52nd Street, New York, New York 10022. BlackRock Inc. has sole voting power with respect to 4,444,861 shares and sole dispositive power with respect to all of the shares included in the amount shown. (7) Amount shown is as described in the Schedule 13G/A that Capital World Investors filed with the SEC on February 6, 2015. Capital World Investors is located at 333 South Hope Street, Los Angeles, California 90071. Capital World Investors has sole voting power and sole dispositive power with respect to the shares included in the amount shown. (8) Amount shown is as described in the Schedule 13G/A that The Vanguard Group filed with the SEC on February 11, 2015. The Vanguard Group is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group has sole voting power with respect to 53,531 shares and sole dispositive power with respect to 4,770,015 of the shares included in the amount shown. Section 16(a) Beneficial Ownership Reporting Compliance The Securities Exchange Act of 1934 requires our directors, executive officers and controller to file reports with the SEC regarding their ownership and changes in ownership of our Common Stock. Based upon our review of copies of these reports and certifications given to us by such persons, we believe our directors, executive officers and controller have complied with their filing requirements for fiscal year 2015. OSHKOSH CORPORATION 2015 Proxy Statement 30

Compensation Discussion and Analysis EXECUTIVE SUMMARY Introduction and Overview This Compensation Discussion and Analysis explains our compensation programs and policies for fiscal year 2015 and details the compensation decisions that we made with respect to our Named Executive Officers, or NEOs. For fiscal year 2015, our NEOs identified in the Summary Compensation Table consist of our Chief Executive Officer (CEO), our Executive Vice President (EVP) and Chief Financial Officer (CFO) and the next three highest compensated Executive Officers serving as such at fiscal year-end. The following provides details on how our NEOs were compensated for fiscal year 2015 (October 1, 2014 through September 30, 2015) and how their fiscal year 2015 compensation aligns with our pay for performance philosophy. Business Highlights We are executing our roadmap for creating value for shareholders while driving to overcome a significant downturn in U.S. Defense spending impacting our Defense segment, which at one time was our largest segment. In fiscal year 2015, our primary focus was to continue executing our MOVE strategy across all of our businesses, as we describe in detail in this Proxy Statement under “Summary Information — Business Highlights — Our MOVE Strategy”. The goal of our MOVE strategy was to nearly double earnings per share from fiscal year 2012 to fiscal year 2015 despite the expected decline in Defense segment earnings of more than 90%. We performed well under this strategy in fiscal years 2014 and 2013, in each year exceeding our earnings per share targets for those years. We believed we were on track to achieve our fiscal year 2015 target to approximately double fiscal year 2012 earnings per share when severe weather in the Northeast U.S., rains across the Southern U.S. and a sharp decline in the price of oil and gas contributed to a mid-cycle dip in access equipment demand that began in our third quarter of fiscal year 2015. While we did not achieve our original EPS target for fiscal year 2015, we grew adjusted EPS from fiscal year 2012 to fiscal year 2015 at a compound annual rate of approximately 10%. Oshkosh was awarded the JLTV contract on August 25, 2015. This is an historic contract for our Company. The initial requirements of the eight year, $6.7 billion contract call for us to provide approximately 17,000 vehicles to the U.S. Army and U.S. Marine Corps with a total estimated program requirement of 55,000 vehicles over 20+ years. Additionally, we deployed a prudent capital allocation strategy, which involved the repurchase of 4.9 million shares of our Common Stock in fiscal year 2015 for $200 million, and on October 29, 2015, we announced a 12% increase in our quarterly cash dividend, further demonstrating our commitment to exercise sound capital allocation. Pay for Performance A fundamental principle underlying our compensation program is that we should pay for performance. While our performance was solid in the face of tough market conditions in fiscal year 2015, and management set the foundation for improved results in fiscal year 2016, our Company’s performance did not meet our high expectations. This performance is directly reflected in the sharply lower incentive compensation payouts for fiscal year 2015 for our corporate management team and our underperforming segments. Our compensation program for fiscal year 2015 supported performance by providing appropriate incentives to our executives. To prudently manage our compensation expense while still attracting and retaining the highest caliber executives, we generally target base salary and other elements of compensation close to the 50th percentile for the companies represented in relevant databases, as discussed below. Our annual cash incentive compensation payouts for fiscal year 2015 are based solely on performance relative to three objective measures: consolidated operating income (OI), consolidated return on invested capital (ROIC) and, for Mr. Urias and Mr. Johnson, operating income for their respective segments. Our equity-based long-term incentive awards, which by their nature tie compensation directly and objectively to performance, help ensure that our executives’ interests are aligned with those of our shareholders. Overall, we allocate a greater portion of NEO compensation to pay that varies based on Company and segment performance (annual incentive and long-term equity incentives) than we do to fixed compensation (base salary and benefits). Benefits that are not available to Oshkosh employees generally are limited and related to business need. OSHKOSH CORPORATION 2015 Proxy Statement 31

COMPENSATION DISCUSSION AND ANALYSIS | Oversight of the Human Resources Committee Say-on-Pay and Changes to Fiscal Year 2016 Compensation At our 2015 Annual Meeting, shareholders voted strongly in favor of our executive compensation program. Specifically, more than 97 percent of the shares voted were in favor of the advisory vote on the compensation of our named executive officers. Despite this high level of support from our shareholders, we continue to review our programs and refine them to ensure alignment with our shareholders’ interests. For fiscal year 2016, we have revised the performance measurements in our annual cash incentive awards for corporate NEOs by using Free Cash Flow rather than Return on Invested Capital for 30 percent of the target award. Consolidated Operating Income will remain as a performance measurement for 70 percent of their target award. Our shareholders recognized Free Cash Flow as a key indicator of our business success during various shareholder outreach programs and expressed an interest in higher Free Cash Flow generation by the Company. Accordingly, for fiscal year 2016, we instituted the Free Cash Flow performance measure as part of our annual incentive plan to enhance focus on improving Free Cash Flow and to align incentive compensation with shareholders’ feedback. For our segment presidents for fiscal 2016, we maintained Consolidated Operating Income and Segment Operating Income as measurements in the annual incentive plan at 30 percent and 50 percent of the target award, respectively. We still believe it is important to provide business segment presidents the opportunity to be rewarded for results primarily tied to their business segment. The remaining 20% of the target award for business segment presidents will be tied to a Days Net Working Capital Improvement (DNWCI) measurement. Similar to the Free Cash Flow measurement for our corporate NEOs, DNWCI provides important focus on substantially improving Free Cash Flow for our Company. In the interest of maintaining an emphasis on attaining strong earnings on invested capital, we have repurposed the Return on Invested Capital (ROIC) measurement by adding it to our mix of long-term incentives as a performance-based measure for performance shares. ROIC will continue to be a relative performance measure, requiring our Company performance to exceed certain thresholds relating to a peer group of companies. We also maintained relative total shareholder return as a performance-based measure for performance shares for a combined weight of 30 percent of the target award. The remainder of the long-term incentive measures remained the same: stock options at 30 percent and restricted stock units at 40 percent of the target award, respectively. HUMAN RESOURCES COMMITTEE OVERSIGHT RESPONSIBILITIES The Human Resources Committee establishes, oversees and approves the compensation programs, awards, practices and procedures for our executive officers. The Committee makes annual compensation decisions in a thoughtful and deliberate process based on open discussion and competitive market data provided by an independent compensation consultant. The Committee also recommends to the Board of Directors the competitive pay package for its directors. COMPENSATION PHILOSOPHY AND OBJECTIVES The objectives of our executive compensation programs are to link pay to performance and to attract, retain and motivate executives. The Committee strives to clearly align incentive compensation opportunities with the long-term interests of our shareholders. As a result, our compensation programs are designed to reward executives for annual financial results as well as strategic decision-making for sustained long-term Company performance. We mitigate compensation risks by having incentive plan caps, defined financial performance measures, multiple approval review gates, and a compensation clawback policy. We annually complete a thorough risk analysis of our compensation programs. OSHKOSH CORPORATION 2015 Proxy Statement 32

COMPENSATION DISCUSSION AND ANALYSIS | Annual Compensation Plans Design Review Consistent with the objectives of our compensation program, the Committee has designed cash and equity awards that have varying time frames for earning and payment and include a substantial proportion of pay that is “at risk” and dependent on future performance. The primary components of our executive compensation program in fiscal year 2015 were as follows: For More Information, See Page Type of Compensation Specific Compensation Component Key Features For Fiscal 2015 Fixed Base salary We generally set base salary within 15% of the 50th percentile of the relevant database; we base increases on performance and market competitiveness 34 Performance-based short-term incentive Annual cash incentive awards We base these awards on the achievement of challenging annual performance goals 34-37 Performance-based long-term incentive Stock options Stock options tie a portion of the recipient’s compensation to share price appreciation over a period of up to seven years 37 Performance shares Performance shares benefit the recipient if our Total Shareholder Return over a period of three years compares favorably to Total Shareholder Return among companies in our peer group 38 Restricted stock units Restricted stock ties a portion of the recipient’s compensation to share price appreciation over a period of up to three years 39 ANNUAL COMPENSATION PLANS DESIGN REVIEW The Committee annually evaluates our compensation plans to determine if it is appropriate to adjust plan design, types of awards, or levels of pay. This evaluation includes a review with our independent compensation consultant, Towers Watson, and its analysis of general industry compensation data. As described in more detail below, this analysis gives the Committee comparative references and enhances the Committee’s understanding of each executive’s total direct compensation package. In November 2014, the Committee decided to continue to use the Consolidated OI and ROIC performance measures for fiscal year 2015 annual cash incentive awards to maintain the emphasis on maximizing income and on strong balance sheet management. The Committee also retained the ROIC performance measure because it is a relative performance measure, requiring company performance to exceed certain thresholds compared to a peer group of companies, which we refer to as the ROIC peer group. For fiscal year 2015, the Committee did not make changes to the companies in the ROIC peer group. The companies in the ROIC peer group are shown below under “Compensation Decisions for Fiscal year 2015 — Annual cash incentive awards”. DETERMINING PAY LEVELS On an annual basis, Towers Watson provides the Committee various analyses of general industry compensation data from its Executive Compensation Database, a survey of over 900 companies. We use this database because we believe the size ensures consistent and statistically valid data that is representative of the market in which we compete for executive talent. We generally consider only aggregate data and do not select individual companies for comparison. We believe this approach avoids giving undue importance to statistically outlying companies while offering a general understanding of compensation practices in the market. The Towers Watson Executive Compensation Database includes data regarding base salary, target and actual annual cash incentive awards, and long-term incentive awards. The data reflects the individual responsibilities of each position and company revenue size. In addition to the Towers Watson market data, the Committee also considers, in a subjective manner, the annual evaluation of each executive officer’s performance when determining base salary, annual incentive awards and long-term incentive awards. OSHKOSH CORPORATION 2015 Proxy Statement 33

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal Year 2015

COMPENSATION DECISIONS FOR FISCAL YEAR 2015

Base salary

The Committee reviewed the Towers Watson Executive Compensation Database data by position to evaluate the competitiveness of the NEOs' base salaries. The Committee generally believes base salaries that are within 15% of the 50th percentile for this database are competitive. The Committee reviewed Mr. Szews' and Mr. Jones' performance and reviewed the performance evaluations of the other NEOs prepared by Mr. Szews to ensure that base salary decisions for each executive reflected performance and were otherwise consistent with all of the compensation goals.

After analyzing the data and performance information of each executive, the Committee made the following modest base salary adjustments for fiscal year 2015, effective January 1, 2015.

Named Executive Officer	Adjustment as a % of Base Salary
Mr. Szews	3.2%
Mr. Sagehorn	3.0%
Mr. Jones	3.0%
Mr. Urias	3.0%
Mr. Johnson	3.0%

Annual cash incentive awards

Our annual cash incentive plan links a cash award to the achievement of specific short-term corporate performance goals that the Committee approves each year. These awards tie a significant portion of an executive's annual compensation to our Company's performance. For fiscal year 2015, awards were dependent on our performance under a combination of two or, for the business segment presidents, three measures: Consolidated Operating Income, Return on Invested Capital, and Segment Operating Income.

- Consolidated Operating Income (OI) equals income from continuing operations before other income/expense, income taxes, and equity in income of our unconsolidated affiliates
- Return on Invested Capital (ROIC) equals our net income before extraordinary items, nonrecurring gains and losses, discontinued operations and accounting changes, plus the after-tax cost of interest expense for the four quarters ended June 30, 2015, divided by the simple average of total debt plus shareholders' equity for the five quarters ended June 30, 2015
- Defense segment Operating Income equals income from continuing operations before other income/expense, income taxes, and equity in income of our unconsolidated affiliates for our Defense operating segment
- Fire & Emergency segment Operating Income equals income from continuing operations before other income/expense, income taxes, and equity in income of our unconsolidated affiliates for our Fire & Emergency operating segment

After the Committee reviewed the Towers Watson Executive Compensation Database and each executive's performance, the Committee assigned each executive a threshold, target and maximum annual cash incentive award payment level, as a percentage of base salary for fiscal year 2015. As in the past, the annual cash incentive award opportunity was targeted at approximately the 50th percentile of the competitive data and there were no changes to the potential award as a percentage of base salary for fiscal year 2015 NEOs from fiscal year 2014. The payout opportunities for fiscal year 2015 for each of the NEOs are set forth in the table below.

	Potential Award as a Percentage of Base Salary		
	Threshold	Target	Maximum
Mr. Szews	62.5%	125%	250%
Mr. Sagehorn	37.5%	75%	150%
Mr. Jones	37.5%	75%	150%
Mr. Urias	30%	60%	120%
Mr. Johnson	30%	60%	120%

OSHKOSH CORPORATION 2015 Proxy Statement 34

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal Year 2015

For fiscal year 2015, we gave the Consolidated Operating Income and Return on Invested Capital performance measures for Messrs. Szews, Sagehorn and Jones weightings of 80 percent and 20 percent, respectively. The Consolidated Operating Income Target level coincided with our MOVE strategy performance targets from September 2012.

For Mr. Urias and Mr. Johnson, who are segment presidents, the Committee structured the annual cash incentive plan for fiscal year 2015 to reflect a weighting of 20% for Consolidated Operating Income, 60% for their respective segment Operating Income, and 20% for Consolidated Return on Invested Capital. The Committee believes it is important to provide business segment presidents the opportunity to be rewarded for results primarily tied to their business segment.

Annual cash incentive awards — Operating Income

The Committee established the targets for Consolidated Operating Income and Segment Operating Income based upon our forecasted financial performance, as follows:

	Performance Measure	Bonus Weighting	Threshold in Millions	Target in Millions	Maximum in Millions
Mr. Szews	Consolidated OI	80%	$440	$520	$565
Mr. Sagehorn	Consolidated OI	80%	$440	$520	$565
Mr. Jones	Consolidated OI	80%	$440	$520	$565
Mr. Urias	Consolidated OI	20%	$440	$520	$565
	Defense Segment OI	60%	$(4)	$3	$13
Mr. Johnson	Consolidated OI	20%	$440	$520	$565
	Fire & Emergency Segment OI	60%	$27	$34	$41

A minimum of 3% operating income margin was required to achieve any incentive compensation above "target" level.

While the Defense segment threshold OI was negative, under the terms of the plan, no incentive would be paid for the OI component if OI was less than $0.

Operating income results that impacted 2015

Actual annual incentive Consolidated Operating Income calculated under the terms of the plan was $395.2 million in fiscal year 2015, which was below the threshold primarily due to the unexpected acceleration of the mid-cycle dip in access equipment demand in fiscal year 2015 which we describe in the "Business Highlights" section above. Actual annual incentive Consolidated Operating Income for purposes of the plan differs from consolidated operating income as it appears in our financial statements because the applicable definition in the plan excludes certain non-cash and non-recurring items that include other post-employment benefit curtailment gains (net gain of $3.4 million) in the Defense segment. Actual annual incentive plan Defense segment Operating Income and Fire & Emergency segment Operating Income in fiscal year 2015 were $5.8 million, which was above target, and $43.8 million, which was above maximum, respectively. The annual cash incentive plan required that we achieve a minimum 3% operating income margin for an Operating Income payment above target, and the Defense segment results did not satisfy this requirement. As a result, Mr. Urias received a payment at target, although results for the Defense segment were above target.

Annual cash incentive awards — Return on Invested Capital

The Return on Invested Capital performance measure compares our results to the ROIC peer group. Our threshold, target, and maximum performance levels coincide with Return on Invested Capital results at the 25th, 50th and 75th percentiles, respectively, of the ROIC peer group. We believe the ROIC peer group is representative of the industrial machinery, construction machinery, heavy truck, and defense industries in which our products compete. Accordingly, we believe this focused universe of companies makes the comparison for the Return on Invested Capital measure reliable, particularly because these companies are likely to have investment needs similar to ours — both to support the maintenance and improvement of their infrastructure and to ensure continued growth.

OSHKOSH CORPORATION 2015 Proxy Statement 35

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal Year 2015

The ROIC peer group for fiscal year 2015 included companies in three distinct Standard Industrial Classification (SIC) industry groupings: 25% Defense & Aerospace, 50% Construction/Farm Machinery and Heavy Trucks, and 25% Industrial Machinery, with annual revenues between approximately one quarter to two times our annual revenue. The Committee elected to retain this comparator group, without change, for fiscal year 2015. The companies in the ROIC peer group for fiscal year 2015 are listed below.

Return on Invested Capital Comparator Group of Companies for Fiscal Year 2015

Industrial Machinery	Construction/Farm Machinery and Heavy Trucks	Defense & Aerospace
Dover Corp.	AGCO Corp.	Alliant Techsystems Inc.
Flowserve Corp.	Cummins Inc.	BE Aerospace Inc.
Harsco Corp.	EMCOR Group, Inc.	Curtiss-Wright Corp.
Lincoln Electric Holdings, Inc.	Granite Construction Incorporated	Excelis, Inc.
Parker-Hannifin Corp.	Joy Global Inc.	Huntington Ingalls Industries, Inc.
Pentair, Inc.	KBR, Inc.	Precision Castparts Corp.
SPX Corp.	Manitowoc Company, Inc. (The)	Rockwell Collins, Inc.
Stanley Black & Decker, Inc.	Martin Marietta Materials, Inc.	Spirit Aerosystems Holdings, Inc.
Timken Co. (The)	MasTec, Inc.	Textron, Inc.
Valmont Industries, Inc.	Meritor, Inc.	Triumph Group, Inc.
	Navistar International Group	
	PACCAR, Inc.	
	Terex Corp.	
	Titan International, Inc.	
	Trinity Industries, Inc.	
	Tutor Perini Corporation	
	URS Corporation	
	Vulcan Materials Company	
	WABCO Holdings Inc.	
	Westinghouse Air Brake Technologies Corporation	

ROIC — Results that impacted 2015

Actual performance in fiscal year 2015 for our ROIC was 10.49 percent, which was at the 61st percentile of the ROIC peer group. The chart below shows our ROIC performance for fiscal year 2015 and historically relative to the 50th percentile of the ROIC peer group. This percentile ranking in fiscal year 2015 resulted in a payout for this measure equal to 144.1% of target.


ROIC RESULTS
40%
30%
20%
10%
0%
2010
2011
2012
2013
2014
2015
Oshkosh
50th Percentile

OSHKOSH CORPORATION 2015 Proxy Statement 36

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal Year 2015

Annual cash incentive award — Results that impacted 2015

Based on these consolidated results, performance payouts under the annual cash incentive plan to our named executive officers were as follows:

	Award for Consolidated OI	Award for ROIC	Award for Defense and Fire & Emergency Segments OI	Total	Payout Level
Mr. Szews	$0	$398,450	n/a	$398,450	28.8%
Mr. Sagehorn	$0	$135,879	n/a	$135,879	28.8%
Mr. Jones	$0	$141,402	n/a	$141,402	28.8%
Mr. Urias	$0	$79,713	$165,877	$245,590	88.8%
Mr. Johnson	$0	$59,115	$246,028	$305,143	148.8%

The payout level is the sum of the results of each performance measure as a percentage of target performance multiplied by each measure's respective weighting.

We believe the payouts substantiate that our annual incentive compensation programs pay only for performance that is consistent with the results that our shareholders experience.

Equity-based long-term incentive awards

The Committee, in the past, generally granted individual equity awards for executives on an annual basis at its September meeting. In 2015, the Committee moved the annual equity award grant date from September to November (fiscal year 2016) which crosses over fiscal years. We did this to align the equity grant to the same time at which we approve all other compensation elements (base salary and annual incentives) for our executive officers. This allows for consideration and approval of total compensation at one meeting. Due to this change, we did not grant equity awards to the named executive officers in fiscal year 2015.

We provide three types of equity-based long-term incentive awards: stock options, performance shares, and restricted stock units. Each of these awards is subject to the terms of our 2009 Incentive Stock and Awards Plan. The Committee believes equity-based, long-term incentive awards are key components of our compensation program and appropriately align pay with performance. Long-term incentive awards serve three critical functions:

- they motivate executives to focus on our long-term growth and performance;
- they encourage and facilitate executive ownership of our Common Stock, which aligns executive objectives with those of shareholders; and
- they have proven to be a valuable tool in hiring and retaining key executives, which we believe contributes to increased shareholder value.

The Committee granted equity awards to named executive officers in fiscal year 2014 that the Committee generally targeted at approximately the 50th percentile of long-term incentive award values in the Towers Watson Executive Compensation Database. The awards provided a significant incentive for executives to achieve our MOVE strategy goals and considerable retention value for key executives, particularly in light of the downturn we were experiencing in our defense business. In determining actual grants, the Committee decided to deliver the targeted value by awarding to each executive 30% in the form of stock options, 30% in the form of performance shares and 40% in the form of restricted stock units, which is the same mix of awards as in fiscal year 2013. The Committee valued stock options using estimated valuations under the Black-Scholes valuation model, performance shares using valuations under a Monte Carlo simulation model by a third-party provider and restricted stock units using fair market value of the Common Stock on the date of award grant.

30% Stock options

The Committee believes stock options are a valuable tool. Executives realize value from stock options only when the price of our Common Stock on the date of exercise exceeds the price on the date the options are granted, creating a strong link between executive decision-making and long-term shareholder value. The Committee also believes stock option grants

OSHKOSH CORPORATION 2015 Proxy Statement 37

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal Year 2015 enable our Company to attract highly skilled executives, which is essential to our long term success. Finally, stock options give executives the opportunity to create wealth through ownership of our Common Stock. Each stock option permits executives, for a period of seven years, to purchase shares of our Common Stock at an exercise price that is equal to the closing price of our Common Stock on the date of the grant. These stock options vest in three equal annual installments beginning one year after the grant date. 30% Performance share awards Executives benefit from the performance shares we granted in fiscal year 2014 only if our total shareholder return (TSR), which is defined as stock price appreciation plus dividends over three years subsequent to the date of the performance shares grant, compares favorably to a defined comparator group of companies. The final number of Common Shares an executive receives at the end of the three-year performance period can range from zero to double the target number of performance shares awarded, depending on our relative TSR. Performance shares support the Committee’s objective of increasing executives’ ownership interest in our Company, but only if and to the extent that shareholder value is enhanced as well. Executives will earn shares under the award terms if we achieve a TSR that is at least equal to the 25th percentile of the TSR achieved by the companies comprising the Standard & Poor’s MidCap 400 Index over the same three-year performance period. The Committee chose the Standard & Poor’s MidCap 400 Index rather than the more targeted ROIC comparator group because the index reflects the Committee’s view that there is a broad range of investment options available to shareholders. The schedule below reflects the percent of target performance shares that an executive could earn at the end of the three-year period based on our performance, which is the same schedule that applied to awards beginning in fiscal year 2013: 3-Year Total Shareholder Return Percentile Percent of Target Shares Award Earned Below 25th Percentile 0% 25th Percentile 50% 50th Percentile 100% 75th Percentile 200% These awards reinforce our pay for performance philosophy by providing target (100%) payout only if we achieve at least the 50th percentile. Executives can earn up to a 200% maximum payout for TSR performance at or above the 75th percentile, but that potential award is subject to a payout cap equal to 400% of the aggregate value of the number of shares the executive would have received for TSR performance at the 50th percentile. This cap is calculated using our share price on the date performance shares are awarded. In addition to being performance-based, the vesting of our performance shares only after three years of continuous employment (subject to retirement terms of the awards) provides a retention incentive during the full vesting period. TSR — Results that impacted 2015 For performance share awards that we granted in fiscal year 2012 relating to performance over fiscal year 2013, 2014 and 2015, our total shareholder return of 34.9 percent resulted in a rank at the 46th percentile versus the comparator group which was the Standard & Poor’s MidCap 400 Index. This percentile ranking resulted in a payout at 65 percent of target under these awards, which resulted in payouts to the named executive officers at the values shown below. Mr. Szews N/A Mr. Sagehorn $664,680 Mr. Jones $691,265 Mr. Urias $292,442 Mr. Johnson $212,685 The dollar values in the table represent the closing price of our stock on October 15, 2015, the date of payout for the performance share awards, times the number of shares of Common Stock that the NEO earned, plus accumulated dividends. OSHKOSH CORPORATION 2015 Proxy Statement 38

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal Year 2015 Mr. Szews asked not to be granted a fiscal 2012 performance share award primarily to ensure Oshkosh managers received appropriate equity compensation awards to enhance retention of a talented team during a time of difficult market conditions. Performance share awards granted prior to fiscal year 2013 had a different payout scale than detailed above. The payout scale for performance share awards that we granted in fiscal year 2012 was as follows: 3-Year Total Shareholder Return Percentile Percent of Target Shares Award Earned Below 40th Percentile 0% 40th Percentile 50% 60th Percentile 100% 80th Percentile 200% 40% Restricted stock units The Committee believes restricted stock units (RSUs) are valuable because they tie a portion of the executive’s compensation to stock price appreciation and the vesting period provides a retention incentive. RSUs enable executives to realize value based on the price of our Common Stock on the vesting date, creating a link between executive decision-making and shareholder value. Each RSU grant has a three-year vesting period, with one-third vesting each year. RSUs call for accelerated vesting upon a qualified retirement unless the qualified retirement occurs prior to the first anniversary of the grant date, in which case only a pro-rata portion of the RSUs will vest. For Mr. Szews, who is currently eligible for early retirement, full vesting will occur upon his retirement. Retirement Benefits We have long offered a variety of plans that provide retirement benefits based on competitive market trends. The retirement plans for the NEOs include a 401(k) plan with company matching contributions, as well as an additional company contribution based on age and base salary. We provide substantially similar 401(k) benefits to the salaried employees in our corporate office and certain business segments. We also offer non-qualified supplemental executive retirement plans that are available to executives on the recommendation of the Chief Executive Officer and with Committee approval. See “Pension Benefits” for more information regarding our supplemental executive retirement plans and our pension plan. We maintain a qualified defined contribution retirement benefit plan under which we contribute a percentage of base salary for each participant up to Internal Revenue Code limits for such plans based on age. The contributions vary by business segment and employee groups. For the named executive officers, the contributions as a percentage of qualifying wages are as follows: under age 30, 3%; age 30 to 39, 4%; age 40 to 49, 5%; and age 50 and older, 6%. For NEOs and other executives who were eligible to participate in our frozen non-qualified defined benefit supplemental executive retirement plan, we maintain a non-qualified defined contribution supplemental executive retirement plan that provides a percentage of base salary and bonus based on age. The contributions are as follows: under age 45, 10%; age 45 to 50, 12.5%; and over age 50, 15%. This plan was discontinued on December 31, 2012, and no new participants have been added since that date. For newer executive officers, we maintain a restoration, non-qualified defined contribution plan that provides a percentage of base salary and bonus above the Internal Revenue Code retirement plan limits that apply to our broad-based defined contribution retirement plan. The contributions above the Internal Revenue Code limits are as follows: under age 30, 3%; age 30 to 39, 4%; age 40 to 49, 5%; and age 50 and older, 6%. Deferred Compensation Our NEOs are eligible to participate in our Deferred Compensation Plan for Directors and Executive Officers, which is a non-qualified, unfunded retirement savings plan. The Deferred Compensation Plan allows the deferral of base salary and annual cash incentive awards into either an investment program, which pays a guaranteed rate of return based on the prime interest rate plus 1%, or a share program, which mirrors the performance of our Common Stock during the relevant time period, including dividends. Executives also may defer restricted stock grants and performance shares under the Deferred Compensation Plan. See “2015 Non-qualified Deferred Compensation” for more information regarding our deferred compensation plans. OSHKOSH CORPORATION 2015 Proxy Statement 39

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal Year 2015 Certain Benefits During fiscal year 2015, we provided limited additional personal benefits to certain executive officers. Executive use of our company plane for personal reasons is authorized only in limited and specific circumstances. There were two such uses in fiscal year 2015. We provided health and welfare benefit plans to all of our executives under the plans available to most of our employees, including medical, dental, vision, life insurance, and short-and long-term disability coverage. In addition, all of our executives were eligible to receive a comprehensive physical examination. We covered costs of these examinations in fiscal year 2015 and also reimbursed the taxes relating to those services. The named executive officers also may utilize the normal health plan for routine annual physicals as needed. Mr. Szews’ employment agreement requires him to have an annual physical examination. Executive Employment and Other Agreements The only NEO with whom we have an employment agreement is Mr. Szews. The other named executive officers have agreements under which certain benefits would become payable in the event of a change in control of our Company and subsequent termination of the executive’s employment. Mr. Szews also has a change-in-control severance agreement; his employment agreement does not provide for benefits in the event of a change in control of our Company. Employment Agreement with Charles Szews We have an employment agreement with Mr. Szews because he holds a critical position that is highly visible to the investment community and other outside constituents. The employment agreement contains restrictive and protective covenants, such as an agreement not to compete with us for a certain time should Mr. Szews decide to terminate his employment, which protects our Company. The term of the agreement automatically renews and extends annually for periods of one year unless either party gives notice of nonrenewal. The employment agreement will terminate when Mr. Szews retires from our Company on December 31, 2015. The employment agreement provides that Mr. Szews is entitled to a base salary of a specified amount and the right to participate in all employee benefit plans offered to our other senior executives. If we terminate Mr. Szews’ employment without cause or Mr. Szews terminates his employment for good reason, then, provided he executes a release of claims against us, Mr. Szews generally will be entitled to receive, in lieu of base salary and bonus for the remaining term of the employment agreement, severance pay in an amount determined pursuant to the terms of the employment agreement. If Mr. Szews is entitled to severance pay, then he is obligated to make himself available to consult with and otherwise assist or provide general advice to our then Chief Executive Officer and to our Board of Directors as they reasonably request during the two-year period after the date of termination. See “Potential Payments upon Termination or Change in Control” for more information regarding Mr. Szews’ employment agreement and potential amounts that we may pay under that agreement. Change in Control Agreements We have severance agreements with all five named executive officers that would provide each of them with reasonable compensation if their employment is terminated in certain defined circumstances following a change in control of our Company. We entered into these agreements to provide our Company with certain protections — specifically to retain key executives prior to or following a change in control and to ensure key executives consider the best interests of shareholders when making decisions during a potential or actual change in control. The Committee administers the severance agreements and selects executive officers who are eligible for these agreements. In fiscal year 2009, the Committee eliminated the Internal Revenue Code Section 280G tax gross up benefit from payments due under new severance agreements. Although the Committee has since approved amendments to certain severance agreements that our Company had entered into prior to the Committee’s determination, the amendments that the Committee has approved with respect to those severance agreements that provide for a Section 280G tax gross up benefit have been only those necessary to cause such severance agreements to comply with Internal Revenue Code Section 409A. OSHKOSH CORPORATION 2015 Proxy Statement 40

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal Year 2015

Under the executive severance agreements, after a change in control of our Company, if an executive's employment is terminated other than by reason of death, disability or for cause, then the executive is entitled to the following:

	Cash Payment	Additional Retirement Benefits	Outplacement, Legal, Continued Welfare Benefits	Tax Gross-up for "Excess Parachute Payments"(1)
Mr. Szews	3x base salary and bonus	Present value pension benefit	3 years	Yes
Mr. Sagehorn	3x base salary and bonus	Present value pension benefit	3 years	Yes
Mr. Jones	2x base salary and bonus	n/a	2 years	No
Mr. Urias	2x base salary and bonus	n/a	2 years	No
Mr. Johnson	2x base salary and bonus	n/a	2 years	No

(1) In fiscal 2009, the Committee eliminated the Internal Revenue Code Section 280G tax gross up benefit from payments due under severance agreements for any new agreements after that date.

Each executive is also entitled to a cash termination payment and other benefits if the executive terminates employment for good reason, as defined in the severance agreements, after a change in control. The form of agreement to which Messrs. Jones, Urias and Johnson are a party provides that, to the extent that payments to any of those executives would be considered "excess parachute payments," the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. The Committee has approved severance agreements for other officers with terms that are not as favorable to those officers (among other things, by providing for a maximum of one times base salary and bonus), and the Committee carefully selects the appropriate agreement for a given executive after considering market conditions and other relevant circumstances in each case.

See "Potential Payments upon Termination or Change in Control" for more information regarding these severance agreements and potential amounts under them to our NEOs.

In light of Mr. Jones' promotion to President and Chief Executive Officer effective January 1, 2016 following the retirement of Mr. Szews, the Committee, at its November 2015 meeting, approved the following compensation for Mr. Jones:

- His annual base salary will increase 52% effective January 1, 2016.
- His target annual incentive payment for fiscal year 2016 will increase to 115%, with corresponding increases in his threshold and maximum amounts.
- He received equity awards with a target value of $4,500,000, consisting of stock options, performance share awards and restricted stock units.

The Committee believes this compensation is consistent with the compensation philosophy that we describe above and moves Mr. Jones' compensation toward median compensation in his first year as Chief Executive Officer based on the competitive compensation data.

In addition, we intend to enter into a severance agreement with Mr. Jones that will entitle him, under certain circumstances, to severance compensation approximating two years' salary and bonus, together with welfare benefits, provided he executes a release of claims against us. Finally, we intend to enter into a revised change in control agreement with Mr. Jones to increase his severence benefit from two times annual salary and bonus to three times annual salary and bonus and to increase his welfare benefits from two years to three years in the event his employment is terminated after a change in control.

Executive Incentive Compensation Recoupment Policy

In September 2011, the Committee adopted the Oshkosh Corporation Executive Incentive Compensation Recoupment Policy, which is also known as a "clawback policy". The policy applies to all non-equity incentive compensation and equity awards granted on or after September 30, 2011. Under the policy, if we must prepare an accounting restatement relating to our publicly-reported consolidated financial statements due to our material noncompliance with financial reporting requirements under U.S. federal securities laws, then our Company will have the right, to the extent permitted by law, to take appropriate action to recoup all or part of any incentive award actually paid to a covered executive if the amount of money or number of shares paid to the executive was expressly based on the achievement of financial results that were subject to the restatement and the executive would have been paid a lower amount or number of shares based on the financial results after the restatement.

OSHKOSH CORPORATION 2015 Proxy Statement 41

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal Year 2015 Stock Ownership Guidelines for Executive Officers The Committee has adopted executive officer stock ownership guidelines to align our executives’ interests with those of shareholders. The Committee requires executives to attain stock ownership at the following levels: Chief Executive Officer Five Times Annual Base Salary Chief Operating Officer Four Times Annual Base Salary Chief Financial Officer Four Times Annual Base Salary Executive Vice Presidents Three Times Annual Base Salary It is the Committee’s policy that each NEO must achieve the required level of stock ownership within five years of becoming a NEO. Stock ownership includes stock that is not restricted in any way and the value of exercisable “in-the-money” stock options, based upon the market price of our Common Stock, the exercise price, and taxes the officer would pay on exercise. An executive who does not meet the ownership guidelines within the requisite timeframe will not receive approval to sell shares or to exercise options unless the net proceeds of that transaction are reinvested in Common Stock. As of November 19, 2015, all NEOs have exceeded their respective stock ownership requirements. We prohibit senior management from entering into certain transactions for their individual accounts that include hedging or pledging our Company securities and trading in puts, calls or other derivative securities relating to our Company’s securities. Tax Treatment of Compensation Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation that exceeds $1,000,000 paid in any taxable year to certain executive officers, unless such compensation falls within certain exceptions. The Committee uses its best efforts to cause any compensation paid to executive officers in excess of this dollar limit to qualify for such exceptions. The Committee views the tax deductibility of executive compensation as one of the many factors to be considered in the context of its overall compensation objectives. Relation of Our Compensation Policies and Procedures to Risk Management Our senior management conducted a comprehensive risk assessment of each of our material compensation programs to evaluate the levels of risk-taking that each of those programs could potentially encourage. Management then presented this risk assessment to the Committee. After reviewing management’s risk assessment, the Committee determined that our compensation programs effectively create a proper balance between appropriate risk-taking and competitive compensation. Based on the Committee’s determination, we believe our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company. Conclusion Our compensation program for fiscal year 2015 achieved its objective of tying pay to performance. Company performance did not meet our high expectations, and accordingly, incentive pay was sharply reduced. To prudently manage our compensation expense, we generally targeted compensation close to the 50th percentile of the compensation databases that we use. We believe our executive compensation programs position us to compete effectively when recruiting, selecting, and seeking to retain key executives. The Committee believes that executive retention is even more critical to keep this high-performing team in place, particularly as alternative employment opportunities become more frequently available and our executives continue to be a prime target of certain executive search firms. Human Resources Committee Report The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K with management. Based on such review and discussions, the Human Resources Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. » Peter B. Hamilton, Chair » Kathleen J. Hempel » Steven C. Mizell » Stephen D. Newlin » William S. Wallace » Richard M. Donnelly (Alternate Member) OSHKOSH CORPORATION 2015 Proxy Statement 42

COMPENSATION TABLES |

Compensation Tables

The following tables relate to the compensation of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers during fiscal year 2015, who are referred to as the Named Executive Officers.

2015 Summary Compensation Table

Name and Principal Position	Fiscal Year (1)	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)(5)	Total ($)
Charles L. Szews, Chief Executive Officer	2015	1,105,578	—	—	—	398,450	398,208	250,844	2,153,080
	2014	1,066,539	—	2,100,565	1,400,246	1,522,472	892,973	413,104	7,395,899
	2013	1,021,924	—	3,503,031	1,500,289	1,937,417	583,558	421,209	8,967,428
David M. Sagehorn, Executive Vice President and Chief Financial Officer	2015	628,486	—	—	—	135,879	117,957	163,150	1,045,472
	2014	609,237	—	1,086,922	465,205	523,382	444,195	165,518	3,294,459
	2013	588,936	—	1,085,653	466,636	837,489	262,528	167,774	3,409,016
Wilson R. Jones, President and Chief Operating Officer	2015	654,033	—	—	—	141,402	56,432	141,562	993,429
	2014	629,232	—	1,225,673	525,408	541,515	145,111	198,858	3,265,797
	2013	593,270	—	1,226,372	526,322	844,283	(13,416)	206,568	3,383,399
John M. Urias, Executive Vice President, President, Defense segment	2015	460,770	—	—	—	245,590	—	131,172	837,532
	2014	447,348	—	456,570	195,344	369,827	—	147,645	1,616,734
	2013	434,317	10,750	457,523	195,336	521,816	—	131,942	1,751,684
James W. Johnson, Executive Vice President, President, Fire & Emergency segment	2015	341,706	—	—	—	305,143	9,107	90,608	746,564

(1) We are not including information for Mr. Johnson for prior fiscal years because Mr. Johnson was not a named executive officer prior to fiscal year 2015.

(2) Amounts in this column are based on the aggregate grant date fair value of awards to our named executive officers under our 2009 Incentive Stock and Awards Plan rather than actual amounts paid to these officers or amounts the officers actually realized or will realize as a result of these awards. We computed the aggregate grant date fair value of these awards in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, *Stock Compensation* ("FASB ASC Topic 718"), except that, for awards that are subject to performance conditions, we reported the value at the grant date based upon the probable outcome of such conditions. We based the fair value of all stock awards on the market price of the underlying shares awarded on the date of grant (which considers the value of dividends that the holder of restricted stock units is entitled to receive). We calculated the fair value of option awards using a Black-Scholes valuation model. Note 17 to our audited consolidated financial statements for the fiscal year ended September 30, 2015, included in our Annual Report on Form 10-K filed with the SEC on November 13, 2015, includes the assumptions we used to calculate these amounts.

We have granted performance shares that vest at the end of the third fiscal year following the grant date to certain of our named executive officers. Our named executive officers earn shares under performance share awards that we granted prior to fiscal year 2015 only if our total shareholder return over the three-year performance period compares favorably to that of a comparator group of companies. Potential payouts range from 0% to 200% of the target amounts for these awards. Amounts in this column relating to these performance share awards are the value at the grant date, consistent with the estimate of the aggregate compensation cost to be recognized over the service period in accordance with FASB ASC Topic 718, determined using a Monte Carlo simulation model.

OSHKOSH CORPORATION 2015 Proxy Statement 43

COMPENSATION TABLES |

In 2015, the Committee moved the annual equity award grant date from September to November (fiscal year 2016), which crosses over fiscal years. We did this to align the equity grant to the same time at which we approve all other compensation elements (base salary and annual incentives). As a result, we did not grant equity awards in fiscal year 2015.

(3) The amounts in this column reflect the change in actuarial present value from the prior year of the named executive officer's benefits under our applicable retirement plans determined using the assumptions set forth in footnote (1) to the Pension Benefits Table below. As we discuss more fully elsewhere, we froze benefits under both our qualified and non-qualified defined benefit plans effective December 31, 2012, and now provide benefits under new, qualified and non-qualified defined contribution plans.

(4) The amounts shown in this column include benefits earned in fiscal year 2015 under the Defined Contribution Executive Retirement Plan of $225,681 for Mr. Szews, $139,248 for Mr. Sagehorn, $119,324 for Mr. Jones, $106,002 for Mr. Urias and $66,408 for Mr. Johnson.

(5) We made contributions to the qualified defined contribution retirement benefit plan of $15,900 for each of the NEOs.

2015 Grants of Plan Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)						
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Charles L. Szews	11/12/2014	696,876	1,393,751	2,787,503	—	—	—	—	—	—	—
David M. Sagehorn	11/12/2014	237,545	475,091	950,181	—	—	—	—	—	—	—
Wilson R. Jones	11/12/2014	247,201	494,402	988,803	—	—	—	—	—	—	—
John M. Urias	11/12/2014	139,324	278,647	557,294	—	—	—	—	—	—	—
James W. Johnson	11/12/2014	103,322	206,644	413,287	—	—	—	—	—	—	—

(1) The amounts shown represent the threshold, target and maximum awards that each of our named executive officers could have earned under our annual cash incentive plan for fiscal year 2015, as we describe more fully under "Compensation Discussion and Analysis — Annual Cash Incentive Awards". The amount that each named executive officer earned for fiscal year 2015 under these awards based on our actual performance for fiscal year 2015 appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2) In 2015, the Committee moved the annual equity award process from September 2015 to November 2015 (fiscal year 2016), which crosses over fiscal years. This change was done to align the equity grant to the same time at which all other compensation elements (base salary and annual incentives) for our named executive officers were being approved. As a result, no equity awards were granted to the NEOs in fiscal year 2015.

OSHKOSH CORPORATION 2015 Proxy Statement 44

COMPENSATION TABLES |

Outstanding Equity Awards at 2015 Fiscal Year End

	Option Awards					Stock Awards			
Name	Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#) (1)(2)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)(2)	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)(6)(7)
Charles L. Szews	9,251			41.04	10/19/15	44,740	1,625,404	13,700	497,721
	37,800			49.98	10/18/16				
	52,200			54.63	10/17/17				
	114,334			12.04	10/16/18				
	82,000			32.10	09/14/16				
	36,866	18,434		47.33	09/16/20				
	27,716	55,434		46.94	09/15/21				
David M. Sagehorn	3,000			49.98	10/18/16	13,428	487,839	8,500	308,805
	12,800			54.63	10/17/17				
	3,995			12.04	10/16/18				
	42,500			32.10	09/14/16				
	61,500			19.24	09/19/18				
	45,000			28.96	09/17/19				
	11,466	5,734		47.33	09/16/20				
	9,208	18,417		46.94	09/15/21				
Wilson R. Jones	2,000			49.98	10/18/16	15,159	550,726	9,588	348,332
	10,000			54.63	10/17/17				
	40,000			12.04	10/16/18				
	15,000			28.73	09/20/17				
	35,000			19.24	09/19/18				
	47,000			28.96	09/17/19				
	12,933	6,467		47.33	09/16/20				
	10,400	20,800		46.94	09/15/21				
John M. Urias	20,000			17.20	10/06/18	5,636	204,756	3,588	130,352
	20,000			28.96	09/17/19				
	4,800	2,400		47.33	09/16/20				
	3,866	7,734		46.94	09/15/21				
James W. Johnson	4,667			28.96	09/17/19	4,414	160,361	2,800	101,724
	3,733	1,867		47.33	09/16/20				
	3,033	6,067		46.94	09/15/21				

(1) The options that expire on October 19, 2015, October 18, 2016, October 17, 2017, and October 16, 2018, have a duration of ten years and one month from the date of grant and vested ratably over a three-year period beginning on the first anniversary of the grant date.

(2) All options that expire on or after September 14, 2016, other than those described in footnote 1 above, have a duration of seven years from the date of grant and vested (or will vest) ratably over a three-year period beginning on the first anniversary of the grant date.

OSHKOSH CORPORATION 2015 Proxy Statement 45

COMPENSATION TABLES |

(3) All options become fully vested upon termination of employment as a result of death, disability or retirement. Retirement means a participant's termination of employment at a time that the participant is at least age 55 and has completed at least five (5) years of continuous service with our Company. Mr. Szews has announced his retirement effective December 31, 2015, which will cause acceleration of vesting of his options that were not vested as of September 30, 2015.

(4) The vesting dates for all restricted shares and restricted stock units that our NEOs held at September 30, 2015, are as follows:

	Vesting Date	
Name	Date	No. of Shares or Units
Charles L. Szews	09/15/2016	15,135
	09/16/2016	14,470
	09/15/2017	15,135
David M. Sagehorn	09/15/2016	4,472
	09/16/2016	4,482
	09/15/2017	4,474
Wilson R. Jones	09/15/2016	5,048
	09/16/2016	5,063
	09/15/2017	5,048
John M. Urias	09/15/2016	1,877
	09/16/2016	1,882
	09/15/2017	1,877
James W. Johnson	09/15/2016	1,471
	09/16/2016	1,472
	09/15/2017	1,471

(5) We used the closing price of our Common Stock of $36.33 on September 30, 2015, to calculate the value of unvested shares.

(6) The vesting dates for all performance shares that our named executive officers held at September 30, 2015, are as follows:

	Vesting Date of Performance Shares	
Name	9/30/16	9/30/17
Charles L. Szews	13,700	—
David M. Sagehorn	4,250	4,250
Wilson R. Jones	4,800	4,788
John M. Urias	1,800	1,788
James W. Johnson	1,400	1,400

(7) The number and value of performance shares reflected in the above table (and in note (6)) assume performance at the threshold level for both awards.

OSHKOSH CORPORATION 2015 Proxy Statement 46

COMPENSATION TABLES |

2015 Option Exercises and Stock Vested

	Option Awards		Stock Awards	
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)(2)
Charles L. Szews	31,549	33,461	29,604	1,190,248
David M. Sagehorn	—	—	33,538	1,281,363
Wilson R. Jones	—	—	56,011	2,108,722
John M. Urias	—	—	21,242	856,245
James W. Johnson	34,333	785,625	10,809	413,116

(1) Under the terms of Mr. Szews' restricted stock units, Mr. Szews will receive the 29,604 shares of Common Stock that are payable in respect of the restricted stock units that vested in fiscal year 2015 six months following his separation from service with our Company (or earlier upon a change in control, death or qualifying disability). 29,016 of these shares represent the awards that vested in fiscal year 2015 and the remaining 588 shares represent dividend equivalents on those vested shares.

(2) Reflects the amount calculated by multiplying the number of shares of restricted stock and performance shares vested by the market price of our Common Stock on the vesting date.

2015 Pension Benefits

The table below sets forth the number of years of credited service and the present value of accumulated benefits and payments during fiscal year 2015 under the Oshkosh Corporation Retirement Plan and the Oshkosh Corporation Executive Retirement Plan for each named executive officer who participates in such plans.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Charles L. Szews	Retirement Plan	17	608,738	—
	Executive Retirement Plan	17	5,897,599	—
David M. Sagehorn	Retirement Plan	13	348,238	—
	Executive Retirement Plan	9	1,274,840	—
Wilson R. Jones	Retirement Plan	8	241,399	—
	Executive Retirement Plan	5	590,543	—
John M. Urias	Retirement Plan	3	—	—
	Executive Retirement Plan	3	—	—
James W. Johnson	Retirement Plan	2	87,014	—
	Executive Retirement Plan	1	35,718	—

(1) Years of credited service under the Retirement Plan are based on the executive working one thousand hours during the plan year (i.e., March 1 — February 28). Years of credited service under the Executive Retirement Plan are based on completed years and months of employment with us, and vesting under the Executive Retirement Plan is based on completed years of employment as an executive officer. Participants do not accrue additional years of credited service under the Retirement Plan or the Executive Retirement Plan after December 31, 2012, but vesting service continues under both plans.

(2) The actuarial values of the accumulated plan benefits for the Retirement Plan and the Executive Retirement Plan were calculated using the unit credit valuation method and the following assumptions, among others: that the participants retire at their first unreduced retirement age of 62; that the benefit calculation date is September 30, 2015, consistent with our accounting measurement date for financial statement reporting purposes; a discount rate of 4.30%; a post-retirement mortality assumption based on the RP-2014 table with MP-2015 mortality improvement scale using a generational projection; final average pay based on

OSHKOSH CORPORATION 2015 Proxy Statement 47

COMPENSATION TABLES |

current average pay, without projection; payment in the form of a single life annuity; that the Retirement Plan benefit accrued ratably over the participant's years of service up to December 31, 2012, the date benefits were frozen; and that the Executive Retirement Plan benefit accrued ratably over the first 20 years from the date of hire up to December 31, 2012, the date benefits were frozen, and vested (or will vest) 20% per year from years 5 to 10 beginning when the employee became an officer.

Oshkosh Corporation Retirement Plan — Under the Retirement Plan, a salaried employee is entitled to receive upon retirement at age 65 a monthly benefit equal to 50% of average monthly compensation less 45% of the primary social security benefit payable at age 65, reduced by 1/30th for each benefit accrual year of service less than 30, or certain actuarially equivalent benefits. Average monthly compensation is based on the average of the five highest consecutive years of base salary (subject to a maximum established pursuant to IRS regulations) prior to the participant's normal retirement age or other date of termination. One thousand hours constitute a year of service. As of March 1, 1994, IRS regulations lowered the maximum amount of compensation allowed to be included in benefit calculations from $235,840 to $150,000. This amount was increased to $160,000 as of March 1, 1997, $170,000 as of January 1, 2000, $200,000 as of January 1, 2002, $205,000 as of January 1, 2004, $210,000 as of January 1, 2005, $220,000 as of January 1, 2006, $225,000 as of January 1, 2007, $230,000 as of January 1, 2008, $245,000 as of January 1, 2009 and $250,000 as of January 1, 2012. Accrued benefits calculated as of February 28, 1994 at the higher limit have been grandfathered.

An employee who has reached the age of 55 with a minimum of five years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits. The pension benefits payable to such an employee are equal to 50% of the pension benefits that would have been payable had the employee remained employed with us until age 65. The percentage paid increases for each year of continued service with us between the date on which the employee reaches age 55 and the date on which the employee reaches age 65. The spouse of an employee who dies after becoming eligible for early retirement is entitled to a monthly benefit equivalent to 50% of the amount of the life annuity that would have been payable to a participant at normal retirement age. As of September 30, 2015, Mr. Szews was the only named executive officer eligible for retirement under the Retirement Plan. Benefits under the Retirement Plan were frozen effective December 31, 2012; we now provide benefits under a new, qualified defined contribution plan.

Oshkosh Corporation Executive Retirement Plan — Under the Executive Retirement Plan, certain of our officers, including the named executive officers, are entitled to receive upon retirement a monthly benefit equal to 24% of their average monthly compensation at age 55, increasing to 40% of average monthly compensation at age 62, in each case prorated if the executive has less than 20 years of service at retirement. This amount is reduced by the amount of any pension payable by us under the Retirement Plan, the annuity value of the executive's 401(k) plan match, and 50% of the executive's social security benefit. Average monthly compensation is based on the average of the executive's compensation (base salary plus bonus) for the highest five years of pay (not necessarily consecutive) in the last ten years of credited service. The spouse of an executive who dies after becoming eligible for early retirement is entitled to receive 50% of the Executive Retirement Plan benefit that would have been payable to the executive. As of September 30, 2015, Mr. Szews was the only named executive officer eligible for early retirement under the Executive Retirement Plan. Benefits under the Executive Retirement Plan were frozen effective December 31, 2012; we now provide benefits under a new, non-qualified defined contribution plan.

2015 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Charles L. Szews	—	1,392,182	(208,310)	—	2,637,275
David M. Sagehorn	—	139,248	2,163	—	443,217
Wilson R. Jones	—	119,324	7,895	—	496,892
John M. Urias	—	106,002	5,124	—	361,121
James W. Johnson	—	66,408	3,204	—	199,234

(1) The amount shown in this column for Mr. Szews includes $1,166,501 reflecting the value on the vesting date of 29,604 shares of Common Stock that are payable in respect of restricted stock units that vested in fiscal year 2015. Under the terms of Mr. Szews' restricted stock units, Mr. Szews will receive the shares six months following his separation from service with our Company or earlier upon a change in control, death or qualifying disability. This amount is not included in the Summary Compensation Table for fiscal 2015, but the award of

OSHKOSH CORPORATION 2015 Proxy Statement 48

COMPENSATION TABLES | these restricted stock units was reflected in the Summary Compensation Table for fiscal years 2013 and 2014, respectively, in the amount of $667,353 and $700,157. The remaining amounts shown in this column represent benefits earned under the Defined Contribution Executive Retirement Plan, which amounts also appear in the “All Other Compensation” column in the 2015 Summary Compensation Table. (2) The amounts shown in this column represent earnings in fiscal year 2015 that are neither above market nor preferential. Accordingly, the amounts are not included in the Summary Compensation Table for fiscal year 2015. With respect to Mr. Szews’ restricted stock units, the earnings reflect the change in the market value of the shares of Common Stock that he is entitled to receive in respect of such restricted stock units, together with dividends on those shares. (3) The amount shown in this column in excess of the sum of the amounts from the preceding columns includes $794,651 for Mr. Szews, $301,806 for Mr. Sagehorn, $369,673 for Mr. Jones and $122,611 for Mr. Urias that was previously reported in the Summary Compensation Table for years prior to fiscal year 2015. Mr. Johnson was not a named executive officer in the relevant prior years. Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers — Under the Deferred Compensation Plan, each participating named executive officer may defer up to 65% of base salary for the plan year, up to 85% of annual incentive compensation payable in the plan year for services and performance during the preceding plan year, and up to 100% of any share-based long-term incentives. An executive participating in the Deferred Compensation Plan may elect to have deferrals credited to a fixed-income investment account or a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each executive’s stock account. Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years, at the election of the executive. Payments generally commence six months after the executive’s separation from service with us. However, in the event of a change in control, as defined in the Deferred Compensation Plan, we will pay out the accounts of all executives in a single lump sum cash payment. Oshkosh Corporation Defined Contribution Executive Retirement Plan — Under our non-qualified Defined Contribution Executive Retirement Plan, certain of our officers, including the named executive officers, are entitled to receive, upon separation from service, cash distributions of either a single lump sum payment or annual installments over a period of two to ten years, as elected by the participant, equal to the vested balance of the participant’s account. A participant’s account balance is equal to the sum of annual benefit credits made to the account, adjusted for returns based on the hypothetical investment experience of the selected investment option. For any participant in our Executive Retirement Plan on December 31, 2012, the annual benefit credits are equal to a percentage of the participant’s annual base pay and bonus. The percentage of compensation earned is 10% for participants age 44 or below; 12.5% for participants age 45 to 50; and 15% for participants age 51 or above. For individuals who became participants in our Executive Retirement Plan after December 31, 2012, the annual benefit credit is equal to the excess of the employer non-elective contribution under our tax-qualified Oshkosh Corporation and Affiliates Tax Deferred Investment Plan that would have been made for the applicable year but for the effect of the limitations imposed by Section 401(a)(17) or Section 415 of the Internal Revenue Code, over the amount of the contribution actually made. Effective June 1, 2014, all participants are immediately 100% vested. Each participant’s accumulated benefits change based on the hypothetical investment experience of the selected investment option. Available hypothetical investment options generally are the same as the investment options available under our tax-qualified defined contribution retirement plan. Potential Payments Upon Termination Or Change In Control The following tables disclose potential payments and benefits to which our NEOs would be entitled upon a termination of employment or a change in control of our Company. We list the estimated amount of compensation payable to each of our NEOs in each situation in the tables below assuming that the termination or change in control occurred at September 30, 2015, and that our Common Stock had a value per share of $36.33, which was the closing market price on September 30, 2015. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and likely would vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits, and other material OSHKOSH CORPORATION 2015 Proxy Statement 49

COMPENSATION TABLES |

factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables. Refer to the Pension Benefits table above for the present value of amounts that our named executive officers would receive upon retirement absent a change in control of our Company.

Charles L. Szews	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment				5,432,861		9,157,251
Continued Life, Hospitalization, Medical and Dental Insurance Coverage				41,223		64,975
Outplacement Services						167,250
Legal and Accounting Advisor Services						10,000
Unvested Stock Options						
Unvested Performance Shares						
Unvested Restricted Stock and Restricted Stock Units	1,625,404	1,625,404	1,625,404		1,625,404	1,625,404
Unearned Annual Cash Incentive Awards					1,393,751	1,393,751
Executive Retirement Plan Benefits						301,178
Additional Change in Control Retirement Benefits						139,917
Excise Tax Gross Up Payment						4,662,030
Total Pre-tax Benefit	1,625,404	1,625,404	1,625,404	5,474,084	3,019,155	17,521,756

David M. Sagehorn	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment						4,412,828
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						65,775
Outplacement Services						95,018
Legal and Accounting Advisor Services						10,000
Unvested Stock Options						
Unvested Performance Shares	53,526	53,526			160,579	160,579
Unvested Restricted Stock and Restricted Stock Units	487,839	487,839			487,839	487,839
Unearned Annual Cash Incentive Awards					475,091	475,091
Executive Retirement Plan Benefits						23,111
Additional Change in Control Retirement Benefits						441,361
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	541,365	541,865			1,123,509	6,171,602

OSHKOSH CORPORATION 2015 Proxy Statement 50

COMPENSATION TABLES |

Wilson R. Jones	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment						3,006,970
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						41,223
Outplacement Services						98,880
Legal and Accounting Advisor Services						5,000
Unvested Stock Options						
Unvested Performance Shares	60,296	60,296			180,887	180,887
Unvested Restricted Stock and Restricted Stock Units	550,726	550,726			550,726	550,726
Unearned Annual Cash Incentive Awards					494,402	494,402
Executive Retirement Plan Benefits						371,988
Additional Change in Control Retirement Benefits						
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	611,022	611,022			1,226,015	4,750,076

John M. Urias	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment						1,972,456
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						3,574
Outplacement Services						69,662
Legal and Accounting Advisor Services						5,000
Unvested Stock Options						
Unvested Performance Shares	22,512	22,512			67,573	67,573
Unvested Restricted Stock and Restricted Stock Units	204,756	204,756			204,756	204,756
Unearned Annual Cash Incentive Awards					278,647	278,647
Executive Retirement Plan Benefits						
Additional Change in Control Retirement Benefits						
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	227,268	227,268			550,976	2,601,668

OSHKOSH CORPORATION 2015 Proxy Statement 51

COMPENSATION TABLES |

James W. Johnson	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment						1,360,555
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						41,223
Outplacement Services						51,661
Legal and Accounting Advisor Services						5,000
Unvested Stock Options						
Unvested Performance Shares	17,632	17,632			52,896	52,896
Unvested Restricted Stock and Restricted Stock Units	160,361	160,361			160,361	160,361
Unearned Annual Cash Incentive Awards					206,644	206,644
Executive Retirement Plan Benefits						36,133
Additional Change in Control Retirement Benefits						
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	177,993	177,993			419,901	1,914,473

OSHKOSH CORPORATION 2015 Proxy Statement 52

COMPENSATION AGREEMENTS | Change In Control Agreements We currently have in effect Key Executive Employment and Severance Agreements, or KEESAs, with our executive officers, including each of our named executive officers. Under the KEESAs, after a change in control of our Company, if the executive’s employment is terminated, other than by reason of death, disability or for cause, then the executive is entitled to a cash termination payment and other benefits. The executive also is entitled to a cash termination payment and other benefits if, after the change in control, the executive terminates his or her employment for good reason. The termination payment will be equal to the sum of the executive’s annual salary in effect at the change in control (or any subsequent higher salary) plus the highest annual bonus award paid during the three years before the change in control, multiplied by the number of years remaining in the employment period (up to three but at least one for Messrs. Szews and Sagehorn, and up to two, but at least one, for Messrs. Jones, Urias, and Johnson). The amounts in the tables assume the maximum three years for Messrs. Szews and Sagehorn, or two years for Messrs. Jones, Urias and Johnson, remaining in the employment period. If Mr. Szews or Mr. Sagehorn is entitled to a cash termination payment, then such executive also is entitled to the difference between the unreduced social security benefit payable if his employment continued until his unreduced social security age and the actual social security benefit payable at the end of the employment period. This payment ceases at the executive’s unreduced social security age. These benefits are disclosed as “Additional Change in Control Retirement Benefits” in the tables above. In addition, the KEESAs provide for outplacement services and continuation of life and disability insurance for up to three years, for Messrs. Szews and Sagehorn, or two years, for Messrs. Jones, Urias and Johnson, as well as hospitalization, medical and dental coverage and other welfare benefits as in effect at the termination. The KEESAs for Messrs. Szews and Sagehorn provide that if the payments under the agreement are an “excess parachute payment” for purposes of the Internal Revenue Code, then we will pay the executive the amount necessary to offset the 20% excise tax the Internal Revenue Code imposes and any additional taxes on this payment. To the extent that payments to Messrs. Jones, Urias and Johnson under their agreements would be considered “excess parachute payments”, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit. In fiscal year 2008, we revised the terms of the KEESAs to ensure that payments under the agreement are not “income includible under Section 409A” for purposes of the Internal Revenue Code. However, if payments under the agreement are nonetheless “income includible under Section 409A”, then we can be obligated to pay the executive the 20% additional income tax that Internal Revenue Code Section 409A imposes and interest and any additional taxes on this payment. In consideration of the KEESA benefits, each executive officer party to a KEESA agrees not to compete with us for a period of 18 months after leaving his position and to keep in confidence any proprietary or confidential information for the same period of time. Our Board of Directors can waive both of these conditions. Under the KEESAs, there is a “change in control” if: • any person is or becomes the beneficial owner of securities representing 25% or more of our outstanding Common Stock; there is a change in the composition of our Board of Directors that at least two-thirds of the existing directors have not approved; a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) is consummated, after which our shareholders control less than 50% of combined voting power; or our shareholders approve a plan of complete liquidation or dissolution or a sale or disposition by us of all or substantially all of our assets is consummated. • • • This definition of change in control also applies to both the Oshkosh Corporation 2004 Incentive Stock and Awards Plan and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. Under the KEESAs, the term “cause” generally means: • • • • • committing any act of fraud, embezzlement or theft in connection with the executive’s duties; continuing, willful and unreasonable refusal by an executive to perform duties or responsibilities; willfully engaging in illegal conduct or gross misconduct that causes us demonstrable and serious financial injury; willfully disclosing our trade secrets or confidential information; or engaging in competition with us that our Board of Directors determines to be materially harmful to us. OSHKOSH CORPORATION 2015 Proxy Statement 53

COMPENSATION AGREEMENTS | Under the KEESAs, the term “good reason” generally means: • • a breach of the agreement by us; any reduction in the executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity, or benefits; a material adverse change in the executive’s working conditions or status with us from such working conditions or status in effect during the 180-day period prior to the change in control, including a significant change in the nature or scope of his or her authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy promptly after receipt of notice thereof; relocation of the executive’s principal place of employment to a location more than 50 miles from the executive’s principal place of employment during the 180-day period prior to the change in control; a mandate that the executive travel on business to a materially greater extent than was required during the 180-day period prior to the change in control; our failure to cause a successor to assume the executive’s agreement; or termination of the executive’s employment after a change in control without proper notice. • • • • • Stock Option Agreements We have granted stock option awards to our named executive officers under the Oshkosh Oshkosh Corporation 2009 Incentive Stock and Awards Plan. Under these plans and the related award terms, if an executive’s employment terminates due to death or disability, then the option award will become fully vested and will remain exercisable by the executive or his or her beneficiary for a period of one year after the date of such death or disability. If the executive’s employment terminates due to retirement, then the option award will become fully vested and will remain exercisable by the executive for a period of three years after the date of such retirement. Effective upon a change in control of our Company, the option award will fully vest and immediately become exercisable, and the executive holding the option award will have the right to receive, in exchange for surrender of each option, an amount of cash equal to the excess, if any, of the fair market value of a share of our Common Stock as determined on the date of exercise over the exercise price of the option. The amounts in the tables above include the value attributable to unvested stock options that our named executive officers held valued at the amount by which the closing price of our Common Stock on September 30, 2015, exceeds the exercise price of the unvested options. Performance Share Awards We have granted performance share awards to our named executive officers under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. Under these plans and the related award terms, if an executive’s employment terminates due to death, disability or retirement after the tenth trading day of the performance period in respect of an award, then the executive will receive a proportionate number of the shares of our Common Stock that the executive would have received had the performance period ended on the date of termination. If we cease to employ an executive for any reason other than death, disability or retirement, then the executive will forfeit any rights with respect to an award of performance shares. In the event of a change in control of our Company, the executive will be fully vested in the number of shares of our Common Stock calculated as if the performance period for the related award ended on the date of the change in control. The amounts relating to performance share awards that we granted in fiscal years 2013 and 2014, respectively, reflect a payment amount equal to 0% and 52% of the target performance share awards based on our total shareholder return during the performance period calculated as of September 30, 2015. Restricted Stock Units We have granted restricted stock unit awards to our named executive officers under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. Under this plan and the related award agreements, if an executive’s employment terminates due to death or disability, then any restricted stock units that are not vested will become fully vested at the time of such termination. The restricted stock units also fully vest if an executive’s employment is terminated as a result of a qualified retirement, except that, for our named executive officers other than Mr. Szews, if the qualified retirement OSHKOSH CORPORATION 2015 Proxy Statement 54

COMPENSATION AGREEMENTS | occurs prior to the first anniversary of the grant date of the restricted stock unit award, then only a pro-rata portion of the restricted stock units will vest. We define qualified retirement as a retirement at a time when the executive is at least 55 years of age and the executive’s age, when added to his or her years of service with our Company, equals or exceeds 70. No named executive officer, other than Mr. Szews, was eligible for a qualified retirement at September 30, 2015. If we cease to employ an executive for any reason other than death, disability or a qualified retirement, then any restricted stock units held by the executive that are not vested on the date of such termination will be immediately forfeited. Effective upon a change in control of our Company, any restricted stock units that have not vested will vest and the executive will have the right to receive, in exchange for surrender of such restricted stock units, shares or an amount of cash equal to the greatest of (i) the fair market value of a share of our stock as determined on the date of the change in control, (ii) the highest per share price paid in the change in control transaction, or (iii) in certain change in control transactions, the fair market value of a share calculated on the date of surrender. Annual Cash Incentive Awards Upon a change in control of our Company, for any annual cash incentive award that a named executive officer has not then earned, the executive is entitled to receive a proportionate amount of his or her annual cash incentive target award opportunity, based on the number of whole months that have elapsed in the fiscal year prior to the change in control. For each named executive officer, the amounts we disclose as “Unearned Annual Cash Incentive Awards” in the tables above assume that the change in control occurred prior to the end of the fiscal year (meaning the named executive officers did not yet earn their annual cash incentive awards), but the amounts reflect the full target award opportunity rather than only a proportionate amount. The Summary Compensation Table reflects the actual amount of the annual cash incentive award that each named executive officer earned for fiscal year 2015. Named executive officers would not be entitled to receive both the amount in the tables above and the amount in the Summary Compensation Table. For purposes of determining the amount of any excise tax that the Internal Revenue Code may impose because we paid an executive’s annual cash incentive target award opportunity upon a change in control of our Company (and to enable us to estimate any excise tax gross-up payment that we would have to pay to Mr. Szews or Mr. Sagehorn), we assume the executive has earned the entire amount of the award as of September 30, 2015. Oshkosh Corporation Executive Retirement Plan Upon a change in control of our Company, executives participating in our Executive Retirement Plan are vested without regard to the normal vesting schedule under the plan. Furthermore, if an executive’s employment is terminated for any reason following the change in control, the executive will be entitled to receive a single lump sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive’s earned and vested benefits under the Executive Retirement Plan through December 31, 2004, within 60 days after the termination of the executive’s employment. “Change in control” is defined in the same manner as under the KEESAs for this purpose. The executive also will be entitled to receive a single lump sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive’s earned and vested benefits under the Executive Retirement Plan for the period commencing January 1, 2005, within 60 days of the change in control. “Change in control” has a specified meaning for this purpose as defined in the Executive Retirement Plan. The amounts we disclose as “Executive Retirement Plan Benefits” in the tables above include, for the two named executive officers who were not fully vested in their pension benefits (Mr. Jones and Mr. Johnson), the value of the accelerated vesting of their benefits resulting from the change in control and, for each of the named executive officers, the incremental increase in the value of their benefits resulting from the use of lump-sum-specific mortality and interest rate assumptions required by the Executive Retirement Plan that may differ from those used to calculate the monthly benefit that would have been paid upon retirement absent a change in control. Defined Contribution Executive Retirement Plan Under the Oshkosh Corporation Defined Contribution Executive Retirement Plan, following a change in control of our Company, any participant who is terminated will be entitled to receive an immediate single sum distribution of his or her account balance within 60 days. OSHKOSH CORPORATION 2015 Proxy Statement 55

COMPENSATION AGREEMENTS | Deferred Compensation Plans Termination of an executive officer or a change in control of our Company would not affect the amounts payable to our named executive officers under the Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers. Executive Employment Agreement with Mr. Szews We have an employment agreement with Mr. Szews that automatically renews and extends annually for periods of one year unless either party gives notice of nonrenewal. The employment agreement will terminate upon Mr. Szews’ retirement from our Company on December 31, 2015. Under his employment agreement, we have the right to terminate Mr. Szews’ employment at any time. If we terminate Mr. Szews’ employment without cause or Mr. Szews terminates his employment for good reason, provided Mr. Szews executes a release of claims against us, he generally will be entitled to receive as severance pay, in lieu of base salary and bonus for the remaining term of the employment agreement, an amount equal to the sum of (i) two times the sum of (A) Mr. Szews’ then current base salary, plus (B) a representative annual bonus amount for Mr. Szews, and (ii) if Mr. Szews will not receive a bonus with respect to the fiscal year in which such termination occurs under the bonus plan then in effect solely as a result of the termination of his employment, a pro rata bonus for the fiscal year in which the termination occurs in an amount based upon the bonus (if any) that Mr. Szews would have received had he remained employed through the entire fiscal year. If Mr. Szews is entitled to severance pay, then, for no additional consideration, Mr. Szews is obligated to make himself available to consult with and otherwise assist or provide general advice to our then Chief Executive Officer and to our Board of Directors as and at such times as they may reasonably request during the two-year period after the date of termination of Mr. Szews’ employment. In consideration of the benefits provided to Mr. Szews in his employment agreement, Mr. Szews entered into a confidentiality and loyalty agreement whereby he agrees not to compete with us for a period of 18 months after the termination of his employment and to keep in confidence any proprietary or confidential information for a period of two years after the termination of his employment. Mr. Szews also agrees not to solicit our employees and to notify us before accepting employment with a competitor of ours for a period of 18 months after the termination of his employment. Under Mr. Szews’ employment agreement, “cause” is defined as follows: • • • • • • engaging in misconduct that is substantially injurious to us; engaging in any willful act or omission that materially injures our reputation, business or prospects; being convicted of a felony; consenting to an order of the SEC for a violation of the federal securities laws; failing to perform material duties in a competent and efficient manner, which failure is not due to illness or disability; becoming subject to a petition under the federal bankruptcy laws or any state insolvency law or having a receiver appointed; failing to file timely federal or state income tax returns and to pay related taxes; being involved in the commission of an impropriety involving our financial statements; committing material violations of our codes of conduct; or materially breaching obligations under the confidentiality and loyalty agreement. • • • • Under Mr. Szews’ employment agreement, the term “good reason” means any substantial breach by us of the employment agreement that we do not remedy promptly after receipt of notice thereof from Mr. Szews. OSHKOSH CORPORATION 2015 Proxy Statement 56

Proposal 3 ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS As noted in the preceding discussion, executive compensation is an important matter both to us and to our shareholders. As a reflection of this importance and pursuant to SEC rules, we offer our shareholders the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. Accordingly, we are seeking input from shareholders with this advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement in accordance with the SEC’s executive compensation disclosure rules. The Human Resources Committee has overseen the development and implementation of our executive compensation programs. We have designed our compensation programs to directly link a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in shareholder value. The Committee also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of our strategic growth and critical to the success of our MOVE strategy. The Human Resources Committee bases its executive compensation decisions on our core compensation principles, including the following: • • motivating our executives to perform with shareholders’ interests in mind; assembling and maintaining a senior leadership team with the skills necessary to successfully execute our MOVE strategy, maintain our competitiveness, and continue increasing the long-term market value of our Company; and balancing awards earned for short-term results with awards earned for strategic decisions that we expect will sustain our long-term performance and deliver the results outlined in our MOVE strategy. • We believe our existing compensation programs have been effective at motivating our key executives to achieve superior performance and results for our Company, aligning compensation with our financial performance results, giving our executives an ownership interest in our Company so their interests are aligned with our shareholders, and enabling us to attract and retain talented executives whose services are in key demand in our industry and market sectors. We continued to meet these objectives in fiscal year 2015. With our core compensation principles in mind, the Human Resources Committee took or implemented the following actions in fiscal year 2015: • • approved modest base salary increases for our named executive officers in line with competitive market trends; structured our annual cash incentive awards for fiscal year 2015 with aggressive operating income targets that supported MOVE earnings per share targets set in fiscal year 2012; maintained each executive’s threshold, target and maximum annual cash incentive award payment levels expressed as a percentage of base salary, which targets the 50th percentile of the market; moved the approval of long-term equity awards from September 2015 to November 2015 (fiscal year 2016) to align the equity grant with the approval of other key compensation elements (base salary and annual incentives) for our executive officers, which resulted in the ability to approve total direct compensation at one time; continued to significantly limit the payout amount under new severance agreements that we enter into with our executive officers; and continued to limit the number and value of personal benefits. • • • • Compensation actions like these demonstrate our philosophy of aligning executive compensation with our financial performance and the marketplace, and increasing long-term shareholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our shareholders. Our MOVE objectives will continue to influence these decisions. We urge shareholders to read the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement, which provide detailed information on the compensation of our named executive officers. The Human Resources Committee and our Board believe that the executive compensation program is effective OSHKOSH CORPORATION 2015 Proxy Statement 57

PROPOSAL 3: | Advisory Vote on the Compensation of Our Named Executive Officers in achieving our goals and that the compensation of our named executive officers has supported and contributed to our success. The Board hopes shareholders will support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. Accordingly, the Board recommends that shareholders vote in favor of the following resolution: “RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis section and compensation tables and narrative discussion contained in this Proxy Statement.” This advisory vote on the compensation of our named executive officers is not binding on us, the Board, or the Human Resources Committee. However, the Board and the Human Resources Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers. named executive officers as disclosed in the Compensation Discussion OSHKOSH CORPORATION 2015 Proxy Statement 58 FOR The Board of Directors recommends a vote FOR the compensation of our and Analysis section and accompanying compensation tables contained in this Proxy Statement.

Proposal 4 SHAREHOLDER PROPOSAL The following proposal was submitted by one of our individual shareholders and will be voted on at the Annual Meeting if it is properly presented. Such shareholder’s name, address, and number of shares of Common Stock held may be obtained by a shareholder on written request to our Secretary. PROXY ACCESS FOR SHAREHOLDERS RESOLVED: Shareholders ask our board of directors to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card. The number of shareholder-nominated candidates appearing in proxy materials shall not exceed 25% of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must: a) have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination; b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company. The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee. The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit. The SEC’s proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf), which was to apply to all companies subject to SEC proxy rules, was unfortunately vacated after a 2011 decision in Business Roundtable v. SEC. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, CFA Institute’s Proxy Access in the United States: Revisiting the Proposed SEC Rule <http://www.cfainstitute.org/learning/products/publications/ ccb/Pages/ccb.v2014.n9.1.aspx?WPID=BrowseProducts> (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1) performed a cost-benefit analysis and found that proxy access would: • “Benefit both the markets and corporate boardrooms, with little cost or disruption.” • Has the potential to enhance board performance, raising US market capitalization by up to $140 billion. OSHKOSH CORPORATION 2015 Proxy Statement 59

PROPOSAL 4: | Proxy Access for Shareholders — Proposal 4 Please vote to protect shareholder value: PROXY ACCESS FOR SHAREHOLDERS — PROPOSAL 4 Recommendation of the Board of Directors AGAINST Proposal 4 The Board of Directors has carefully considered this proposal and recommends a vote AGAINST this proposal. As we discuss below, we have already implemented proxy access for Oshkosh shareholders. Accordingly, our Board believes no further action is needed and that the form of proxy access that the shareholder proposal seeks is not in the best interest of our Company or our shareholders. Over the past several years, the Board has monitored developments on proxy access as part of its annual review of developments relating to governance matters. Recently, we reviewed the voting records of our twenty largest shareholders on the subject of proxy access and we sought direct input on the subject from shareholders who held, in the aggregate, more than 20% of our outstanding Common Stock to help inform our view on the shareholder proposal. This shareholder proposal is based, in part, on a “proxy access” rule adopted by the SEC in 2010. That rule was struck down by a federal court on the basis that the SEC had not adequately analyzed the costs to U.S. companies of managing contested board elections and did not support its claim that the rule would improve shareholder value and board performance. This shareholder proposal presents a “one size fits all” set of terms that might be submitted to companies of widely varying profitability, sizes, industries and shareholder bases. It is clear that no consideration was given to tailoring the proposal to the specific circumstances of our Company. Our Board believes that, when properly structured, proxy access can enhance shareholder ability to participate in director elections, which can have the potential of enhancing board accountability and responsiveness. This is why our Board recently adopted a proxy access by-law. Our Board recognized that accessing the proxy statement and proxy card is a serious, and potentially disruptive, event and should therefore include appropriate protections and be available only to a critical mass of long-term investors. Our Board believes this shareholder proposal is not properly structured to (1) minimize the potential for abuse by investors who lack a meaningful long-term interest in our Company or who wish to promote special interests that are not aligned with the interests of our other shareholders and (2) minimize disruption of Board functions and effectiveness. reasons: OUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS: • Our Board of Directors has already adopted proxy access for the benefit of all shareholders. Due to the interest of our shareholders in proxy access, our Board considered various potential formulations of proxy access, including the provisions that the shareholder proposal advocates, taking into account feedback from some of our shareholders, the level of ownership and nature of our larger shareholders and the size, tenure and structure of our Board. Based upon our Board’s assessment of the relative advantages and disadvantages to our shareholders and our Company of the various proxy access formulations, in November 2015, our Board amended our by-laws to implement proxy access in the form it believes is most appropriate for our Company and our shareholders. Under the by-law provisions that the Board adopted, any shareholder or group of up to 20 shareholders that beneficially owns at least 5% of our outstanding Common Stock continuously for three years is permitted to nominate candidates for election to the Board and to require the Company to list such nominees along with the Board’s nominees in the Company’s proxy statement. For purposes of this limitation, a group of funds under common management and investment control is treated as one shareholder. The qualifying shareholder or group of shareholders may nominate up to 20% of the Board, OSHKOSH CORPORATION 2015 Proxy Statement 60 AGAINST Our Board recommends a vote AGAINST this proposal for the following

PROPOSAL 4: | Our Board recommends a vote AGAINST this proposal for the following reasons: rounding down to the nearest whole number of Board seats, but not less than two, under the proxy access provisions of the by-laws. We have an established record of strong governance practices. In considering the shareholder proposal, our Board encourages shareholders to consider proxy access in the context of other provisions already included in our Company’s articles of incorporation, by-laws, Corporate Governance Guidelines and other practices that promote accountability of management and our Board to our Company’s investors and engagement with shareholders. These include: • – We actively review and refresh our Board of Directors. Since 2010, we have added eight new independent directors who have brought valuable and varied experience in distinct and critical areas of our businesses, each providing a fresh perspective on our Board; The fully-independent Governance Committee annually evaluates the Board and, in making decisions on the Board’s composition, considers the tenure, performance, contributions, experience, skill set, and commitment of each director; Annual elections of all directors; Our by-laws and Corporate Governance Guidelines that provide that our Chairman of the Board must be an independent director in accordance with the listing standards of the New York Stock Exchange (NYSE) and one who has not previously served as an executive officer of our Company; Majority voting under which, in uncontested director elections, a director who does not receive a majority of the votes cast must submit his or her resignation; A process for shareholders to submit recommendations of director candidates for consideration by the Governance Committee; A process for shareholders to make nominations of director candidates and present proposals at our Company’s annual meeting, subject to conditions set forth in the by-laws; The ability of shareholders to call special meetings of shareholders at which they may remove and replace directors or propose other business; No supermajority voting requirements in our Company’s articles of incorporation or by-laws; No “poison pill”; Share ownership guidelines for our directors and executive officers; With the exception of the CEO, all of our directors are independent; Active shareholder engagement through which we regularly seek input from shareholders representing at least 50% of outstanding shares; To enhance their alignment with the interests of our long-term shareholders, our practice of annually granting shares of stock to our non-employee directors, which stock awards have been targeted at the 50th percentile of Towers Watson data for non-employee director compensation; Our stock ownership guidelines that apply to non-employee directors to ensure that our non-employee directors have a direct stake in the oversight and development of our Company by becoming shareholders; Long-term compensation of our executive officers consisting solely of equity-based incentive awards. We structure these awards to reward executives when we achieve long-term shareholder value. We believe these awards help ensure that executives consider the interests of our shareholders when they make long-term strategic decisions; An annual advisory vote on executive compensation; and The opportunity of shareholders to communicate with our Board. – – – – – – – – – – – – – – – – – We discuss under “Background to Board’s Recommendation for Director Nominees” and “Director Criteria, Background and Experience” on page 10, the process that the Governance Committee undertakes in assessing the qualifications and skills of a candidate for the Board. Nominees for director are selected on the basis of broad experience; wisdom; integrity; ability to make independent analytical inquiries; understanding of our Company’s business environment; and willingness and ability to devote adequate time to Board duties. Board members are expected to rigorously prepare for, attend, and participate in all Board and applicable Committee meetings. The Governance Committee is responsible for assessing the appropriate balance of skills and characteristics required of Board members. Our Board is committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise. Our Board is also committed to regular refreshment of the Board, including adding two new independent directors since June 30, 2015 and a total of eight new independent directors since 2010. As a result of these processes, we have added new directors to our Board as our Company’s operations have evolved, while we have also retained directors with deep understanding of our Company’s background, growth, and past successes. By evaluating all of these factors, the Governance Committee has developed a Board comprised of highly successful, innovative, and independent directors who effectively oversee our Company’s management and operations. We maintain an open director nomination process OSHKOSH CORPORATION 2015 Proxy Statement 61

PROPOSAL 4: | Our Board recommends a vote AGAINST this proposal for the following reasons: accessible to all shareholders, and historically our shareholders have consistently supported our directors nominated by our Board. In addition to these governance practices, which promote responsiveness to shareholder concerns, our Board has a strong record of being active and engaged and building long-term shareholder value. Our Board is fully open to considering shareholder views and potential nominees, and our Company regularly solicits the views of our major shareholders on governance matters, including proxy access, and will continue to do so. Our Company’s shareholders already have an effective voice in director selection, election, and accountability, and have consistently elected our director nominees. The version of proxy access that the shareholder proposal advocates is unnecessary and could be detrimental to shareholders as a whole. In selecting the appropriate proxy access terms, our Board sought to balance the desire to provide meaningful rights to shareholders who we believe are generally representative of our other long-term shareholders against the potential harm to Board effectiveness that may be caused by the nomination of directors who may pursue narrow special interests, including interests unrelated to long-term shareholder value. We believe a 5% ownership level, as opposed to the 3% ownership level in the shareholder proposal, is more effective at balancing these competing goals, particularly when up to 20 shareholders (counting for this purpose a group of funds under common management and investment control as one shareholder) may aggregate their stockholdings to reach the 5% ownership threshold. Allowing a lower ownership threshold or an unlimited number of holders to act as a group undermines the principle that we believe most of our shareholders share: that the right to nominate a director using our Company’s proxy statement should be available only for those who have a sufficient financial stake in our Company to cause their interests to be aligned with the interests of the shareholders as a whole. For these reasons, our Board believes that our Company’s current proxy access right is in the best interests of our shareholders and that the approach in the shareholder proposal is not appropriate for our Company. • Our Board believes the proxy access by-law that it adopted provides a greater ability to foster the substantial long-term shareholder value that we believe we can deliver to shareholders. ACCORDINGLY, OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS. OSHKOSH CORPORATION 2015 Proxy Statement 62

ATTACHMENT A |

Non-GAAP Financial Measures

Our Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. Our Company is presenting various operating results, such as operating income, income from continuing operations, and earnings per share from continuing operations, both on a reported basis and on a basis excluding items that affect comparability of operating results. When our Company uses these measures, they are considered non-GAAP financial measures. We believe excluding the impact of certain items is useful to investors to allow a more accurate comparison of our Company's operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our Company's results prepared in accordance with GAAP. The table below presents a reconciliation of our Company's presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Fiscal Year Ended September 30, 2015	2012
Defense Segment:		
Non-GAAP defense segment operating income	$5.8	
OPEB curtailment gain	3.4	
GAAP defense segment operating income	$9.2	
Consolidated:		
Non-GAAP operating income	$398.1	
Workforce reduction charges	(2.9)	
OPEB curtailment gain	3.4	
GAAP operating income	$398.6	
Non-GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$239.1	
Debt extinguishment costs, net of tax	(9.3)	
Pension and OPEB curtailment/settlement, net of tax	2.1	
Workforce reduction charges, net of tax	(2.4)	
GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$229.5	
Non-GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$3.02	$2.30
Discrete tax items	—	0.49
Debt extinguishment costs, net of tax	(0.12)	—
Pension and OPEB curtailment/settlement, net of tax	0.03	(0.02)
Workforce reduction charges, net of tax	(0.03)	—
Tender offer and proxy contest costs, net of tax	—	(0.05)
Performance share valuation adjustment	—	(0.05)
GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$2.90	$2.67

OSHKOSH CORPORATION 2015 Proxy Statement 63

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 2, 2016. OSHKOSH CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of OSHKOSH CORPORATION ATTN: INVESTOR RELATIONS 2307 OREGON STREET OSHKOSH, WI 54903-2566 the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. instructions and instructions on how to obtain M97438-P70968 See the reverse side of this notice for voting proxy materials. Meeting Information Meeting Type:Annual For holders as of:December 11, 2015 Date: February 2, 2016Time: 8:00 a.m. CST Location: Oshkosh Convention Center 2 North Main Street Oshkosh, Wisconsin 54901

Before You Vote How to Access the Proxy Materials Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. How To Vote Please Choose One of the Following Voting Methods box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. M97439-P70968 Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the Vote By Telephone: To vote now by telephone, go to www.proxyvote.com. Have the information that is printed in the Vote By Mail: You can vote by mail by requesting a paper copy of the proxy materials, which will include a proxy card. Vote In Person: At the meeting, you will need to request a ballot to vote these shares. For directions to the meeting, visit www.oshkoshwaterfronthotel.com Proxy Materials AAvvaaiillaabbllee ttooVVIEIEWWoorrRREECCEEIVIVEE: : NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENTANNUAL REPORT How to View Online: following page) and visit: www.proxyvote .com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*:sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 19, 2016 to facilitate timely delivery.

Voting Items

A. The Board of Directors recommends that you vote <u>FOR</u> each of the following director nominees:

1. Election of Directors

Nominees:

01) Keith J. Allman
02) Richard M. Donnelly
03) Peter B. Hamilton
04) Wilson R. Jones
05) Leslie F. Kenne
06) Steven C. Mizell
07) Stephen D. Newlin
08) Craig P. Omtvedt
09) Duncan J. Palmer
10) John S. Shiely
11) Richard G. Sim
12) William S. Wallace

B. The Board of Directors recommends that you vote <u>FOR</u> Proposals 2 and 3.

2. Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company's independent auditors for fiscal year 2016.

3. Approval, by advisory vote, of the compensation of the Company's named executive officers.

C. The Board of Directors recommends that you vote <u>AGAINST</u> Proposal 4.

4. A shareholder proposal on shareholder proxy access, if it is properly presented at the Annual Meeting.

D. Other Business.

5. To consider and act on such other business as may properly come before the Annual Meeting.

M97440-P70968

M97441-P70968

OSHKOSH

OSHKOSH CORPORATION
ATTN: INVESTOR RELATIONS
2307 OREGON STREET
OSHKOSH, WI 54903-2566

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time February 1, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Oshkosh Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oshkosh Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time February 1, 2016. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M97436-P70968

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OSHKOSH CORPORATION

A. The Board of Directors recommends that you vote <u>FOR</u> each of the following director nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01)	Keith J. Allman	07)	Stephen D. Newlin
02)	Richard M. Donnelly	08)	Craig P. Omtvedt
03)	Peter B. Hamilton	09)	Duncan J. Palmer
04)	Wilson R. Jones	10)	John S. Shiely
05)	Leslie F. Kenne	11)	Richard G. Sim
06)	Steven C. Mizell	12)	William S. Wallace

B. The Board of Directors recommends that you vote <u>FOR</u> Proposals 2 and 3.

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company's independent auditors for fiscal year 2016.	☐	☐	☐
3.	Approval, by advisory vote, of the compensation of the Company's named executive officers.	☐	☐	☐

C. The Board of Directors recommends that you vote <u>AGAINST</u> Proposal 4.

		For	Against	Abstain
4.	A shareholder proposal on shareholder proxy access, if it is properly presented at the Annual Meeting.	☐	☐	☐

D. Other Business.

5. To consider and act on such other business as may properly come before the Annual Meeting.

E. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. Please sign within the box(es).
I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.

Note: Please sign name exactly as it appears hereon. When signing as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.

Signature	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 2, 2016: The Notice of Annual Meeting of Shareholders, the Proxy Statement and our 2015 Annual Report are available online at www.proxyvote.com M97437-P70968 PROXY OSHKOSH CORPORATION Revocable Proxy for the 2016 Annual Meeting of Shareholders THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS I hereby appoint Richard M. Donnelly and Ignacio A. Cortina, and each of them, with full power to act without the other, and each with full power of substitution (the "Proxies"), as my proxy to vote all shares of Oshkosh Corporation Common Stock that I am entitled to vote at the Annual Meeting of Shareholders of Oshkosh Corporation (the "Company") to be held at the Oshkosh Convention Center, 2 North Main Street, Oshkosh, Wisconsin 54901, at 8:00 a.m. Central Standard Time on Tuesday, February 2, 2016, or at any adjournment or postponement thereof, as set forth herein, hereby revoking any proxy previously given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THEN THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR" THE RATIFICATION OF AUDITORS IN ITEM 2, "FOR" THE APPROVAL, BY ADVISORY VOTE, OF THE COMPANY'S EXECUTIVE COMPENSATION IN ITEM 3, AND "AGAINST" THE SHAREHOLDER PROPOSAL ON SHAREHOLDER PROXY ACCESS IN ITEM 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.